UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2014

QUANTUMSPHERE, INC.

(Exact name of registrant as specified in its charter)

000-53913

(Commission File Number)

Nevada	20-3925307
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

2905 Tech Center Drive, Santa Ana, CA 92705
(Address of principal executive offices, with zip code)

714-545-6266
(Registrant’s telephone number, including area code)

WAY COOL IMPORTS, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.01 Completion of Acquisition or Disposition of Assets	3
Overview	3
Emerging Growth Company	4
Business	4
Management’s Discussion and Analysis of Financial Condition and Results of Operations	26
Risk Factors	33
Forward-Looking Statements	49
ITEM 3.02 Unregistered Sales of Equity Securities	50
Market for the Registrant’s Common Stock	50
Description of our Capital Stock	50
Recent Sales of Unregistered Securities	56
Item 4.01 Changes in Registrant’s Certifying Accountant	58
ITEM 5.01 Changes in Control of Registrant	59
ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	59
Executive Officers and Directors	60
Indemnification	68
Executive Compensation	69
Certain Relationships And Related Transactions	71
Security Ownership of Certain Beneficial Owners and Management	72
Item 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION or Bylaws; Change in Fiscal Year.	74
Item 5.06 Change in Shell Company Status	74
ITEM 8.01 Other Events	74
Item 9.01 Financial Statements and Exhibits	74

Item 2.01 Completion of Acquisition or Disposition of Assets

Overview

On April 22, 2014, the merger (the “Merger”) contemplated by the Amended and Restated Agreement and Plan of Merger dated as of April 22, 2014 (the “Merger Agreement”) by and among Way Cool Imports, Inc., a Nevada corporation (the “Registrant”), Way Cool Merger Sub, Inc., a Nevada corporation (the “Merger Sub”), and QuantumSphere, Inc., a California corporation (“QSI”), was completed through the filing of Articles of Merger with the Secretary of State of the State of Nevada and the Certificates of Approval with the Secretary of State of the State of California.

The Merger was accounted for as a public shell reverse merger. As a result of the Merger, the Registrant ceased to be in the development stage.

Pursuant to the Merger Agreement and as a result of the Merger, QSI became a wholly-owned subsidiary of the Registrant, and the Registrant issued shares of common stock to holders of QSI common stock at a rate of one-to-one.  Immediately prior to the Merger, the Registrant had 4,200,000 shares of common stock outstanding and warrants outstanding to purchase 3,500,000 shares of common stock as a result of the surrender and cancellation of 52,825,000 shares of common stock. Following the Merger, the Registrant has 21,377,066 shares of common stock outstanding, options to purchase 5,942,078 shares of common stock and warrants to purchase 13,383,233 shares of common stock. Following the Merger, the former shareholders of QSI own approximately 80.4% of the Registrant’s outstanding common stock, and the Registrant’s stockholders own 19.6% of the Registrant’s outstanding common stock.  The 21,377,066 shares of the Registrant’s common stock issued and outstanding immediately after the Merger updates the previously reported 21, 376,605 shares disclosed in the Registrant’s Schedule 14f-1, as filed with the Securities and Exchange Commission on April 22, 2014.

Immediately prior to the consummation of the Merger, QSI completed a private placement of 1,267,000 units consisting of 1,267,000 shares of common stock and warrants to purchase 633,500 shares of common stock and converted all of its convertible debt obligations into 5,447,194 shares of common stock and warrants to purchase 1,805,645 shares of common stock.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this Item 2.01 in its entirety by reference.

Subsequent to the Merger, on April 25, 2014, the Registrant filed Articles of Merger with the Nevada Secretary of State for the purposes of effecting a short-form merger of QSI with and into the Registrant. The merger of the Registrant with its wholly-owned subsidiary is referred to as a short-form merger and did not require the approval of the Registrant’s stockholders (the “Short-Form Merger”). As part of the Articles of Merger, the Registrant amended its Articles of Incorporation to changes its name from “Way Cool Imports, Inc.” to “QuantumSphere, Inc.” The Articles of Merger were effective upon filing.

As used in this Current Report on Form 8-K, the references to “we” or “our” reflect the Registrant and its operations post-Merger, i.e., inclusive of QSI and its operations.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of the following: (1) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (2) the last day of the fiscal year where we have total annual gross revenues of at least $1.0 billion; (3) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30; and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that may otherwise be applicable to public companies. These provisions include:

•	Only two years of audited consolidated financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	Reduced disclosure about our executive compensation arrangements;

•	No requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced burdens and may continue to do so for so long as we remain an emerging growth company, and thus the information we provide stockholders may be different from what you might receive from other public companies in which you hold shares.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

Business

We develop and manufacture proprietary high-performance catalysts, integrated components, and end-use products across a range of carefully selected energy storage and chemicals markets, typically in conjunction with the sector’s larger participants. Our proprietary high-performance products can be utilized in both electro-chemical (batteries) and thermo-chemical (chemical production) applications and have demonstrated the ability to reduce costs and increase efficiency in the generation, storage, and use of energy.

Platform Technology & Catalyst Market

Our high value, end use applications in the batteries and chemicals sectors emanate from our award winning, patented, nanocatalyst manufacturing platform technology. Our platform technology allows us to manufacture, in an automated manner, highly uniform, 99.99% pure, narrowly distributed, nano-particles with high catalytic activity. We view ourselves as a products company, rather than an advanced materials company, with the products we distribute being made possible through our break-through platform technology.

We spent the first several years following our inception, along with $15 million in investment capital, designing, fabricating, testing, refining, improving, automating, and scaling our closed-loop, proprietary nanocatalyst manufacturing platform technology. In terms of the production of advanced nanocatalyst materials, we have progressed from a few grams per day to multiple kilograms per day. This is essential as scale is required with each of the end use applications we are pursuing today and anticipate pursuing in the future.

Importantly, in 2007, we secured two broad patents on the QSI manufacturing technology process itself and, in 2010, we achieved ISO 9001:2008 certification for quality management systems related to our nanocatalyst manufacturing platform technology. With respect to our intellectual property relating to the platform technology, we have not disclosed all of the proprietary algorithms and software that are used in the manufacturing process. We treat the foregoing as our “Coca-Cola” trade secret that will remain proprietary. Other key features of our platform technology include the ability to rapidly scale the manufacturing process in a highly automated, modular fashion at low capital cost.

The following image depicts our nanocatalyst manufacturing platform technology and a portion of the periodic table of elements we convert and integrate into various commercial products.

By way of background, the catalyst market is a multi-billion dollar global industry. According to an industry study prepared by The Freedonia Group, the global catalyst markets exceeded $14 billion in 2013 with worldwide demand for catalysts to increase to $19.5 billion in 2016.1 Of this amount, nanocatalysts are expected to play a critical role in reducing costs and increasing efficiency in the generation, storage, and usage of energy with an estimated market of $6.6 billion by 2018.2

A nanometer (nm) is one billionth of a meter, or 1,000 times smaller than the diameter of a human hair, or roughly the size of a marble when compared to the earth. QSI catalysts typically measure 5-25 nm in size with a very narrow particle size distribution, and have up to 100 meters squared per gram in surface area, covering the size of a soccer field with just a small amount of material. A catalyst is a material that helps facilitate chemical reactions and can make chemical reactions happen more efficiently. The greater the surface area of the catalyst, the more efficient the chemical reaction, resulting in lower cost, higher performance end-use applications (e.g., chemical synthesis and metal-air batteries).

Our advanced catalysts have superior properties including their spherical shape, controlled oxide layer, narrow particle size distribution, high purity, low agglomeration, and large surface area. We believe these combined physical characteristics translate into greater efficiency in the generation, storage, and use of energy. Leveraging our patented, automated, highly scalable, and environmentally safe nanocatalyst manufacturing process, we manufacture a number of high-quality metals, bi-metallic alloys, and catalysts at the nano-scale including iron, silver, copper, nickel, manganese, and cobalt. We also offer custom dispersions and several specialty metals and catalysts including gold, palladium, aluminum, and tin. The large majority of our product revenues realized since inception has been derived from the sale of QSI-Nano catalysts for a variety of third party research and development projects, mostly purchased in small lots of 100 grams or less.

Presently, we have six dedicated gas phase condensation reactors which we utilize in the manufacture of nanocatalysts. We are currently expanding our manufacturing capacity to eighteen reactors which is anticipated to be completed in July 2014. With eighteen reactors, our production capacity will increase to at least 120 kilograms per month (the foregoing is based on nano-iron production, and the overall monthly kilogram production will depend on the catalysts being produced given varying production rates among catalysts we manufacture). Given the manner in which we have designed our production reactors, we are able to quickly scale and adjust production runs to satisfy our customers’ advanced material needs and delivery timelines. In addition, we leverage our technical knowledge and process chemistry expertise to offer custom dispersions, alloys and integrated catalytic solutions for the energy storage and chemical sectors. For example, based in Israel, we have a current customer that is using a highly active catalyst blend of nano-silver and nano-palladium to increase performance and lower cost in a platinum-free alkaline fuel cell, used for back-up power applications.

On June 11, 2014, we entered into a Strategic Alliance Agreement with Freeport Cobalt Americas LLC (“Freeport Cobalt”), a wholly-owned subsidiary of Freeport-McMoRan Copper & Gold, Inc. (NYSE:FCX). The Strategic Alliance Agreement is for a term of three years and provides Freeport Cobalt with a right of first refusal with respect to entering into an agreement to manufacture QSI-Nano catalysts should QSI elect to outsource its QSI-Nano catalyst production.

1 World Catalysts: Industry Study with Forecasts for 2016 & 2021, February 2013 (The Freedonia Group).

2 “Need to Curb Automobile & Industrial Emissions Drives the Global Nanocatalysts Market, According to New Report by Global Industry Analysts, Inc.”, PRWEB, November 23, 2013 (http://www.benzinga.com/pressreleases/13/11/p4106559/need-to-curb-automobile-industrial-emissions-drives-the-global-nanocata).

Chemicals Opportunity

QSI catalysts have the potential to benefit multiple, multi-billion dollar process applications in the refining, petrochemical, chemical, and pharmaceutical industries. Currently, the lead application and commercialization focus is in the global ammonia synthesis market. Ammonia production is a highly critical and energy-intensive process that occurs by combining hydrogen and nitrogen under high pressure and temperature in the presence of an iron catalyst. Though many incremental improvements have been achieved in both process and catalyst technology over the last 100 years, the industry is ripe for a paradigm shift in ammonia synthesis efficiency.

The Critical Role of Catalysts within the Chemicals Industry

A multi-billion dollar global industry, catalysts are essential to the world’s industrial production. As much as 90% of all chemical processes utilize catalysts (e.g., petroleum refining, pollution abatement, and production of fuels and chemicals) and 60% of all consumer and industrial products (e.g., fertilizers, plastics, pharmaceuticals, and batteries) are made using catalysts.3 Catalysts are now seen as a preferred way to improve process efficiency, lower costs, increase output, use less energy, and meet both performance and environmental standards. This is placing a strong emphasis on the development of new catalysts with higher activity, increased longevity, and reduced environmental and/or health impact. Our high surface area catalysts have demonstrated the ability to deliver much higher activity in multiple lab validations and, thus, greater efficiencies than existing commercial iron catalysts.

Ammonia Market Overview

Globally, the amount of ammonia produced annually consumes approximately 1-2% of the world’s energy supply.4 Nearly 80% of the global ammonia output is used as agricultural fertilizer for both food and non-food crops including biofuel feedstock.5 In addition, ammonia plants produce nearly 1% of the world’s total carbon dioxide emissions.6 Annual world production is heavily concentrated in China, accounting for more than 33% of ammonia produced today.7

To date, we have spent more than four years testing internally and externally validating, in a lab environment, the increased efficiencies of our QSI-Nano® iron catalysts with several industry leaders in the UK, Switzerland, Germany, and more recently in China. However, we have yet to generate revenues from the sale of our QSI-Nano iron catalysts into the chemicals sector, and such revenues are dependent upon achievement of commercial validation in an ammonia plant.

3 “Wide Participation in the 21st Annual Saudi-Japan Symposium “Catalysts in Petroleum Refining & Petrochemicals” at KFUPM”, King Fahd University of Petroleum & Minerals Press Release dated November 29, 2011 (http://web.kfupm.edu.sa/SitePages/en/UniversityNewsDetails.aspx?CUSTOMID=147).

4 “New Revelations in Ammonia Synthesis,” University of Cambridge Press Release, November 17, 2000 (http://www.cam.ac.uk/news/new-revelations-in-ammonia-synthesis).

5 “Ammonia Production,” Encyclopedia of Earth, March 15, 2012 (http://www.eoearth.org/view/article/170573).

6 “Inventory of U.S. Greenhouse Gas Emissions and Sinks: 1990-2012 – Executive Summary,” U.S. EPA, 2014, (http://www.epa.gov/climatechange/Downloads/ghgemissions/US-GHG-Inventory-2014-Chapter-Executive-Summary.pdf).

7 “Biofuels Production, Improving Diets and Growing Economies in ‘BIC’ Countries Driving Global Demand for Ammonia, New IHS Study Says,” IHS, March 5, 2014 (http://press.ihs.com/press-release/ammonia/biofuels-production-improving-diets-and-growing-economies-bic-countries-drivin).

Effective April 8, 2013, we established a high value, sales agent relationship with Beijing Lucky Star Ltd. (“BLS”), an industrial chemicals and process plant consulting agency located in Beijing, China. BLS has relationships with many of the major ammonia producing conglomerates in China. Our relationship with BLS is memorialized by an Agency Agreement that consists of a five-year term and exclusivity in favor of BLS provided that a successful commercial validation of QSI-Nano iron catalysts occurs at a Chinese ammonia plant within eighteen months of execution of the Agency Agreement. In addition, the Agency Agreement provides that BLS is paid a small monthly fee for office expenses and travel, as well as a commission of twelve percent of sales revenue realized by us from the sale of QSI-Nano iron catalysts to Chinese ammonia plant operators. In addition, on December 23, 2013, we entered into Addendum No. 1 to the Agency Agreement with BLS which expanded the agency relationship to include other QSI-Nano catalysts that may be suitable for the potential enhancement of other chemical processes. Specifically, these other QSI-Nano catalysts include QSI-Nano nickel (for the production of hydrogen), QSI-Nano copper (for the production of methanol), and QSI-Nano cobalt (for the Fischer-Tropsch process which is utilized to convert coal and natural gas to synthetic fuels). BLS is obligated to introduce us to Chinese chemical plant operators that currently produce hydrogen, methanol or utilize the Fischer-Tropsch process for the express purpose of undertaking lab testing and commercial validation testing with such operators.

Our Competitive Advantage

The figure below illustrates the performance difference between a QSI-Nano® coated and an uncoated commercial iron catalyst used in the production of ammonia. In sum, a 1.5% coating (by weight) of QSI-Nano® iron catalysts onto existing commercial iron catalysts produces up to a 20% increase in catalyst activity (per QSI in-house lab validation). In addition, our research and development indicates an ammonia plant may alternatively choose to decrease the pressure and heat required for ammonia production, and achieve the same ammonia production (output), saving up to 5% in energy costs along with reducing emissions in doing so.

The TEM image on the left below represents a commercial iron catalyst (uncoated), while the TEM image on the right is the commercial iron catalyst coated with QSI-Nano® iron at a 1.5% loading.

Measurable capital expenditure savings may also be realized for new plants that are designed to maximize the increased activity of QSI-Nano® enhanced catalysts – with return on investment anticipated to typically occur within 2 years for a chemical plant with a 40-50 year typical operational life.

Global Ammonia Market

Ammonia is the building block of the global nitrogen industry. According to a January 9, 2014 research report by Bank of America Merrill Lynch,8 approximately 78% of ammonia is used in fertilizer where it is processed into downstream products like urea or direct-applied. Ammonia is produced in anhydrous form by catalytic reaction between nitrogen and hydrogen from natural gas or coal. The same report states that the demand for ammonia has grown 2% per year since 2000 and is expected to grow 2.5% per year through 2016 due to higher fertilizer demand in Asia and Latin America, where the capacity for ammonia has grown 2.5% per year since 2000 and is expected to maintain that annual rate of growth through 2016. The chart below shows the global ammonia supply and demand in 1,000 metric tons from 1991 to 2016.

8 Research report by Bank of America Merrill Lynch dated January 9, 2014 and entitled, “Move to Neutral from Buy; methanol surge priced in?” (citing Fertecon, Green Markets, FMC, CRU BofA Merrill Lynch Global Research estimates).

Ammonia Global Demand by Region – 2013E

In addition to the foregoing, Fertecon has estimated global ammonia production as follows for the period 2010 thru 2015, where the worldwide production capacity is estimated to increase from 177,230,000 metric tons in 2009/2010 to 310,542,000 metric tons in the foreseeable future. Of this increase, the production capacity in China is estimated to increase from 47,327,000 metric tons in 2009/2010 to 101,326,000 metric tons in the foreseeable future.

Ammonia Production Capacity by Region (in 1000 metric tons)9

Region	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	Indefinite
North America	16,425	16,737	17,013	17,603	17,807	17,886	19,146	19,146	26,461
Latin America	11,737	11,737	11,011	11,011	11,442	12,797	13,623	13,634	18,539
Western Europe	12,491	12,391	12,391	12,391	12,391	12,391	12,391	12,391	12,391
Central Europe	8,385	8,385	7,785	7,785	7,785	7,785	7,785	7,785	9,804
Eurasia	26,353	26,223	26,676	26,920	26,920	27,320	28,697	29,093	36,069
Africa	6,966	6,966	7,466	9,168	11,346	11,988	12,748	12,748	21,801
West Asia	15,407	16,496	17,596	17,596	19,827	21,247	21,632	21,632	25,993
South Asia	18,907	20,443	20,443	21,326	22,052	22,778	22,778	22,778	35,800
East Asia	58,534	61,946	68,903	73,762	88,235	95,487	98,005	98,005	119,550
— China	(47,327)	(50,614)	(57,571)	(61,664)	(76,137)	(81,605)	(83,463)	(83,463)	(101,326)
Total Asia	92,848	98,885	106,942	112,684	130,114	139,512	142,415	142,415	181,344
Oceania	2,025	2,025	2,110	2,110	2,259	2,259	2,259	2,259	4,133
World Total	177,230	183,349	191,394	199,672	220,064	231,938	239,064	239,471	310,542

China Ammonia Market

After more than 60 years of development, China’s ammonia industry has the world’s largest capacity and output. Chinese domestic capacity accounts for slightly more than one-third of the global ammonia production. Both capacity and output of ammonia has maintained an ascending trend since the introduction of the Haber-Bosch ammonia synthesis process over 100 years ago.

Ammonia production occurs throughout China. There are an estimated 500 ammonia production enterprises, including ammonia plants, in China. The capacity of these enterprises differs significantly.

9 See, Worldwide Ammonia Capacity Listing by Plant, International Fertilizer Development Center (June 2013).

Chinese ammonia plants are principally coal-fired. The output of coal-based ammonia and natural gas-based ammonia accounts for approximately 76% and 24%, respectively of the total ammonia production in China. Coal-fired ammonia plants typically adopt two processes: fixed bed intermittent gasification with rich oxygen at ambient pressure, and fixed bed continuous gasification with rich oxygen at ambient pressure. Natural gas-based ammonia plants generally use processes imported from other countries. More than 90% of domestic ammonia output in China is consumed within the fertilizer industry.

Chinese ammonia production capacity is estimated to continue expanding over the next several years, with the Chinese domestic supply of ammonia expected to continue to exceed domestic demand. As shown in the table below, the global ammonia capacity in 2013/2104 is approximately 220 million metric tons per annum with China representing just over 76 million metric tons per annum, or almost 35% of the world’s ammonia capacity.

According to “The Chemical Fertilizer Industry in China. A Review and its Outlook (May 2009)”, the China market consists of approximately:

•	29 ammonia plants with an average annual production capacity for synthetic ammonia of 300,000 tons/year per plant;

•	Two medium nitrogen fertilizer enterprises with an average annual production capacity of 60,000 to 180,000 tons of synthetic ammonia and an average annual production capacity of 120,000 tons to 300,000 tons of urea; and

•	More than 500 small nitrogen fertilizer enterprises and most of them produce less than 60,000 tons of synthetic ammonia annually.

In the future, the development of the Chinese domestic ammonia industry is anticipated to focus on large-scale ammonia plants, integration and diversification. Even though 20% of the world’s population is in China, China has only about 7% of the world’s arable land.10 The challenge is, therefore, to ensure adequate availability of food and fertilizer for the world’s most populated country given the limited availability of arable land.

Product Placement Opportunities in China

QSI, alongside with BLS, anticipate forming a joint venture with the Haohua Junhua Group Co. Ltd., or the JH Group, in Zhumadian, China, the eleventh largest Chinese ammonia producer, with the goal of producing the initial commercial validation of QSI-Nano® iron coating on JH Group’s commercial iron catalyst substrate. Pursuant to an executed memorandum of understanding, QSI and JH Group conducted a successful laboratory test in China in the fourth quarter of 2013. This laboratory testing was undertaken with the same equipment and parameters utilized at QSI’s California facility. A commercial validation test is scheduled to be undertaken at one of JH Group’s ammonia plants in the second half of 2014. Assuming a successful commercial validation result at JH Group in China, a formal joint venture production agreement will be entered into with JH Group, where we anticipate commencing fulfillment for the remaining 10 ammonia plants within JH Group. JH Group currently produces ammonia through the use of 629 metric tons of catalysts in its 10 plants, anticipated to increase to 869 metric tons by 2015 upon completion of the construction of one of the largest ammonia plants in the world.

10 Modern China: The Promise and Challenge of an Emerging Superpower, World Savvy Monitor, Issue 2, June 2008.

In addition, QSI has recently entered into a memorandum of understanding with the Luxi Chemical Group Co., Ltd., or LCG, the third largest ammonia production group in China. If the commercial validation with the JH Group is successful during the calendar Q4 2014 through calendar 2015 time period, QSI will provide the performance results to LCG and anticipates entering into a joint venture and production agreement with LCG to become QSI’s second commercial partner in the industrial coating of all catalysts used in their ammonia plants. LCG deploys approximately 2,385 metric tons of catalysts in its ammonia plants, which represents a significant opportunity for QSI assuming commercial validation is received from the JH Group. LCG also owns a catalyst manufacturing facility whereby it sells an approximate 523 metric tons per year to third party ammonia plants in China and abroad not operated by LCG. Beyond fulfillment of LCG’s internal requirements, the LCG opportunity also presents QSI with the ability to partner with a key manufacturer of ammonia catalysts for coating and distribution of the finished “turbo-charged” nano-coated product for fulfillment to customers of the LCG catalyst business.

In the fall of 2013, QSI management also met with Hubei Yihua Group Limited Liability Company, or Hubei, the largest ammonia producer (as ranked in total group ammonia capacity and production) in China. Thereafter, Hubei and QSI executed a memorandum of understanding on terms similar to the memorandum of understanding with LCG. In sum, following a successful commercial validation with the JH Group anticipated to conclude by the end of Q1 2015, it is anticipated that Hubei will partner with QSI to purchase QSI-Nano® iron for coating of the commercial iron catalysts used by them within their respective ammonia groups.

Ammonia Production & Growth

Demand for fertilizer is escalating worldwide. As discussed, China in particular, as well as India and developing nations around the world, are aggressively increasing their agricultural output of both grains and livestock, and commodity crop prices are at record highs, encouraging farmers to fertilize heavily in search of higher yields. As fertilizer demand grows, supply is ramping up to meet it, and China and the U.S. are poised to capture some of that growth—in the case of the U.S., it has benefited from the rapid expansion of the nation’s natural gas sector over the past four years.

But unlike many of the industries capitalizing on the low price of natural gas, ammonia producers don’t use it primarily as a fuel source. They use it as an ingredient—a source of abundant, accessible hydrogen. Ammonia production is, relatively speaking, fairly simple. The inputs are nitrogen, hydrogen and energy used to stimulate a reaction understood by first year chemistry students:

N2 + 3H2 => 2NH3

The nitrogen used in the process is taken from the air, but hydrogen sources vary depending on when and where ammonia production is happening. When ammonia plants first came online in the 1940s, most used water as their source of hydrogen; energy-intensive electrolysis decoupled the hydrogen and oxygen. By adding a catalyst, pressure and air, then a cooling phase, you can generate hydrogen with some oxygen. However, electrolysis is an expensive proposition, and ammonia plants today have a far cheaper source of hydrogen: hydrocarbons.

According to Scientific American, no ammonia plants have broken ground in the U.S. in more than 20 years.11 But in the next three to five years, that will be changing. Today, there are as many as 14 new ammonia plants proposed in the U.S., with nearly 12 million tons of new capacity and $10 billion of expected investment. Several older plants are also being recommissioned and upgraded. Louisiana, Iowa, North Dakota, Texas and Indiana are among the proposed sites. This boom, driven by low natural gas prices, the main ingredient in ammonia production, will drive a corresponding surge in the industry’s already substantial carbon footprint.

11 “Fertilizer Plants Spring Up to Take Advantage of U.S.’s Cheap Natural Gas,” Scientific American, April 25, 2013 (http://www.scientificamerican.com/article/fertilizer-plants-grow-thanks-to-cheap-natural-gas).

Ammonia’s Greenhouse Impact

In 2011, U.S. ammonia-producing facilities released 25 million tons of greenhouse gases (nearly all of it CO2)—just under 14% of the chemical-manufacturing sector’s total carbon footprint (and about 0.1% of total U.S. emissions).12 Globally, ammonia production represents as much as 3% to 5% of carbon emissions, according to industry sources.13 These figures do not take into account the supply chain of natural gas production, energy-related emissions in the production process, fertilizer application (and misapplication) or industrial use of urea and other ammonia products.

This larger footprint is a concern, particularly as the industry expands. Glen Buckley, an industry consultant at NPK Fertilizer Advisory Services (and former chief economist at U.S. fertilizer giant CF Industries), estimates that only about six million tons of the proposed U.S. capacity will actually get funding and get built—still, that’s a more than 50% increase in total ammonia capacity nationwide.

Metal-Air Batteries

Our battery technology consists of high performance gas diffusion air electrode or cathode (i.e., the “engine inside” the battery) originally developed by QSI for Energizer and powered by high performance QSI-Nano® manganese catalyst material. In the past year, we have increased the manufacturing capacity of our battery electrode line to produce several hundred feet of our high rate air cathode material per shift. Since 2006, we have realized a very modest amount of revenues from the sale of our battery cathode material.

Today, we continue to build and deliver low volume demonstration prototype systems, for field use and evaluation purposes, to multiple government agencies including U.S. Forest Service and Department of Homeland Security. Their valuable insights and feedback over the next several months are critical to the final product design, functionality, shelf life, and overall power and performance requirements. By the end of 2014 we intend to outsource zinc-air battery cell and system manufacturing and partner with key distributors in order to commercialize, in the first quarter of 2015, a portable power system (with a disposable, replaceable cartridge) based on metal-air battery technology that we have developed over the last several years.

12 Ibid.

13 Ibid.

Our initial form factor is the MetAir® Ranger Portable Power System (PPS) (see image above), a ~2.3kWh battery that is roughly half the weight of a single deep cycle lead acid battery, yet provides about ten times the equivalent specific energy (energy per kilogram mass) – a high energy-to-weight ratio. We believe the MetAir® Ranger PPS delivers the highest energy density of any commercially available disposable battery, at the lowest cost per kilowatt hour (by weight and volume). The MetAir® Ranger consists of 36 MetAir cells and will be priced at $399-499 per unit with a $299 replaceable power cartridge (pricing will vary depending upon volume). It will be followed by the MetAir® Solstice, later in 2015, consisting of five zinc-air battery cells and priced at $99-$119, with the replacement cartridge anticipated to be priced at $29-$39. Prototype MetAir® Solstice systems will be available for demonstration and field trial in late 2014.

Through our metal-air battery technology, we propose to generate revenues four ways: (1) sale of Ranger form factors (i.e., the complete portable power system via an outsourced manufacturing partner to be determined); (2) sale of replacement/disposable cartridges (via an outsourced manufacturing partner TBD); (3) sale of battery electrodes/cathode (the active layer or “engine inside”) to third parties who will incorporate our technology into their own battery systems (manufactured in-house at QSI); and (4) sale of individual battery cells for a variety of third party applications (via outsourced manufacturing partner to be determined). We have yet to generate any revenues from the sale of our MetAir® Ranger battery.

MetAir® Ranger Portable Power. MetAir® Ranger is a lightweight “plug and play” box of portable energy using modular, replaceable power cartridges built using our proprietary prismatic shape zinc-air battery cells. The MetAir® Ranger PPS is a “primary” (non-rechargeable) power source; however, the power cartridge can be conveniently used, discarded, and replaced much like replacing the blade on a razor.

The MetAir® Ranger PPS has options for an integrated 100 watt/ 110 volt AC inverter, which provides an AC outlet and multiple USB charging ports. The AC inverter converts 12 volts of DC output from the MetAir® Power Cartridge into a convenient source of on-demand power. This system is a mini portable power plant capable of charging or powering emergency communications equipment and a myriad of portable, rechargeable consumer electronic devices such as cellular and satellite phones, radios, laptops, tablets, games, cameras, lights, oscillating fans, small refrigerators and low wattage TVs. Additionally, the modular electronics portion of the MetAir® Ranger PPS can be configured to meet a variety of customer needs including 220/240 volt AC power for European and Asian markets.

Independent tests have shown that the MetAir® Ranger PPS surpasses the emergency preparedness industry’s 72-hour benchmark, achieving a best-in-class 192 hours – over 8 days – of instantly accessible portable power for emergency communications equipment, based on actual field use and duty cycle testing that simulates standard ham radio equipment power needs.14

In addition, a pressing need for emergency communications equipment, widespread consumer use of portable, rechargeable electronic devices – smartphones, laptops, tablets, video cameras, games, and more – has created unprecedented growth in portable power demand. Prevalent technology available in today’s lithium ion, nickel metal hydride, and lead acid rechargeable batteries lacks the capacity to adequately address this vast need for on-demand portable power.

14 Validation tests by Tracy Lenocker (call sign WA6ERA), Mountain Division Chief, Office of Emergency Services, San Bernardino County Fire Department, incorporated both field testing and lab equipment running simulated duty cycle tests representing standard emergency communication uses.

MetAir® Cells and Power Cartridges . Inside the MetAir® Ranger PPS, primary (non-rechargeable) cells are assembled into a replaceable power cartridge. Multi-cell stacks of prismatic shaped zinc-air batteries comprise the “engine” powering the Ranger Portable Power System. These modular cells can be combined and connected in series or parallel, depending on voltage, capacity, and current requirements. Once discharged (completely utilized), the MetAir® Power Cartridge is replaceable and can be disposed of in the normal waste stream. The MetAir® Ranger can provide up to 180 amp hours (Ah) of stored capacity and a total energy output of up to 2.3 kilowatt hours (kWh) or 2,300 watt hours (Wh) in a compact 22-pound replaceable power cartridge.15

Target Markets. The MetAir® Ranger PPS delivers outstanding performance improvements for multiple applications within the $50 billion portable power market. The MetAir® Ranger PPS is the newest high-performance, low-cost, long-lasting, disposable zinc-air battery available. This system offers safe, lightweight, low-maintenance and non-polluting power for mission critical, emergency and recreational uses. It is also DOT-approved for air travel under special provision A123 for dry cells.

Until now, traditional back-up or off-grid power solutions for emergency response, tactical military operations, or power outages included rechargeable batteries, gas diesel generators or solar. These solutions are expensive, heavy, toxic, combustible, and require constant recharging with electricity or liquid fuel. Relying on combustible fuels, or solar- or wind-generated power in an “off-grid”, emergency power outage or military situation, can be dangerous, unpredictable, and inefficient.

MetAir® Ranger PPS is lightweight, safe, and reliable for emergency back-up power needs – day or night – when gas generators, solar, or wind energy sources are not available for recharging batteries. The low-cost, replaceable MetAir® Power Cartridge is designed for quick and easy replacement in emergency situations, offering convenience, safety, security, and peace of mind.

Designed for emergency or off-grid power needs, when traditional sources of electrical power may be unavailable, the MetAir® Ranger PPS is easily scalable and can be configured to provide portable power for various types of uses including:

•	Powering first responder radio / communications equipment in disaster zones;

•	Emergency preparedness kits for home, school, business, and municipal power outages;

•	Powering or recharging portable electronic devices while camping, boating, fishing or hunting;

•	Tactical military applications; and

•	Back-up power for any other off-grid scenario.

15 180 amp hour (Ah) capacity at C-40 rate.

Key Safety and Performance Benefits.

•	Reliable – In an emergency or off-grid situation, nothing is more important than knowing you can count on your back-up power source. The MetAir® Ranger PPS is available immediately, with no delay in recharging from an alternative power source, as with solar cells, and no hazard and inconvenience of refuelling, as with gas diesel generators.

•	Long-Lasting Power - The MetAir® Ranger PPS received independent third party first responder validation that it surpasses the emergency preparedness industry’s 72-hour benchmark. The system achieved an unprecedented 192 hours – over 8 days – of instantly accessible emergency power based actual field use and standard use duty cycle testing.

•	1-Year Target Shelf Life Ensures Readiness – Zinc-air primary batteries are typically known for offering a long, stable shelf life, in some cases up to five years. The first generation MetAir® Battery Systems / Replaceable Power Cartridges have a one year target shelf life (before initial use, sealed in the original airtight packaging). We anticipate achieving the target shelf life prior to commercial release. Typically, zinc-air batteries have a very low self-discharge rate, in most cases less than 5% per year (when un-activated/sealed in original packaging). Once activated (exposed to air), the MetAir battery should be completely utilized within the first two months. Rechargeable batteries, such as lead acid, suffer from very high self-discharge rates that decrease shelf life dramatically, usually lasting only 90 days on the shelf after a complete charge. Lead acid batteries also suffer from a permanent capacity loss over time and must be maintained (re-charged) every three months to ensure a full state of charge for operational readiness.

•	No Charging Required – Traditional back-up power solutions for emergency response, tactical military operations, or power outages must be constantly recharged using solar panels or liquid fuels for gas generators. Relying on combustible fuels, or solar- or wind-generated power in an off-grid situation can be dangerous, unpredictable, and inefficient. During critical times, fuel may not be available for gas diesel generators, and the sun and wind may not be available to charge traditional lead acid batteries with solar panels or wind turbines. The MetAir® Ranger PPS is maintenance free and requires no external energy sources to stay charged.

•	Portable and Lightweight – At 22 lbs. for the cartridge, the MetAir® Ranger PPS is fully-equipped as a self-contained “plug and play” portable power source designed to run or charge emergency communications equipment and portable electronic devices off the grid. It offers the highest energy-to-weight ratio of any commercially available primary disposable or rechargeable battery.

•	Low Cost per Kilowatt Hour – MetAir® Power Cartridges yield specific energy up to 300 Wh/Kg and will be priced at $499 per unit (on a retail basis) for 2,300 watt hours. The 22 lb. replaceable power cartridge will be priced in the $299 per unit range. MetAir® Ranger PPS delivers on-demand portable power at a fraction of the cost and weight (i.e., $130/kWh) of traditional portable rechargeable batteries.

•	Safe and Non-combustible – Lead-acid batteries contain large amounts of lead and sulphuric acid, a highly corrosive and poisonous liquid that can cause severe chemical burns. MetAir® cells contain zinc, a non-combustible, non-toxic, non-polluting material. When a lead-acid battery is charged, hydrogen and oxygen gases are formed, which can cause it to explode.[16] Lithium-ion batteries can rupture, ignite, or explode when punctured or exposed to high temperature. In the event of a fire, lithium-ion powered devices may emit dense irritating smoke.[17] Lithium batteries have been implicated in at least two fatal cargo plane crashes since 2006.[18] Because the MetAir® zinc batteries contain no added mercury, cadmium, lead or lithium, they are generally considered safe for disposal in the normal waste stream with no special hazardous waste handling required. MetAir® cells also contain no liquids or fuels, making them safe for transport via air, land and sea.

•	Clean-Portable Power – The primary fuel source material in the anode of the MetAir® cells is zinc. The high purity zinc metal powder we utilize is safe, non-toxic, non-combustible, and environmentally friendly - delivering clean portable power in the MetAir® cells.

•	High Energy-to-Weight Ratio – The MetAir® Ranger PPS is about the size of a single deep cycle (heavy duty) lead acid marine battery, yet it weighs roughly half as much and provides about 10 times the specific energy.

•	Versatile - The MetAir® Ranger PPS can be configured to provide off-grid or emergency back-up power for all types of portable, rechargeable, consumer electronic devices. Accessories include a 100 watt AC power inverter, multiple USB charging ports, and emergency LED lights.

Overview of Zinc-Air Batteries. Based on low cost, reliable, century-old zinc-air battery chemistry and our state-of-the-art nano technology, the unique MetAir® Ranger PPS offers high energy densities that are extremely safe and relatively inexpensive to produce. We have several patents issued and applications pending covering key aspects of our technology.

Unlike other common battery chemistries (such as lithium-ion, nickel metal hydride and lead acid), zinc-air batteries are electro-chemical batteries powered by exposing zinc metal to oxygen from the air to generate an electrical current. The user literally pulls a tab to break the hermetically sealed packaging, thereby activating airflow into the battery cartridge and generating an electrical current. Once activated, the oxygen from the air slowly turns the zinc into zinc-oxide. When an activated battery has been fully utilized, it is generally considered safe for disposal in the normal waste stream. This technology is similar to the hundreds of millions of small zinc-air button cell batteries consumed annually around the world in hearing aids and other small electronic devices.

16 http://www.ehow.com/info_8139940_dangers-lead-acid-batteries.html

17  Electrochem Commercial Power (9 September 2006). “Safety and handling guidelines for Electrochem Lithium Batteries”(PDF). http://marine.rutgers.edu. Rutgers University. Retrieved 21 May 2009.

18 http://www.fastcompany.com/1836973/postal-service-usps-bans-lithium-batteries-ipad-kindle-iphone-smartphone-laptop

How Zinc-Air Batteries Work. Batteries of all types have two main components, anodes and cathodes, along with other key ingredients such as an active catalyst and electrolyte to connect and activate them. For zinc-air battery operation, the fuel for the cathode is simply oxygen from the air we breathe and the fuel for the anode is zinc metal powder. Inside the battery, a mass of zinc particles form a porous anode that is saturated with an electrolyte to make it electrically conductive. Oxygen causes a reaction that forms hydroxyl ions, which in turn forms zincate, thereby releasing electrons to travel through an external load back to the cathode. Our patented nanotechnology production processes create the high surface area advanced catalysts that facilitate this electrochemical reaction with greater efficiencies, resulting in higher energy densities and power densities within the zinc-air battery.

Unlike a conventional battery that contains both cathode and anode material, oxygen from the atmosphere is one of the zinc-air battery reactants and is not packaged within the battery. Therefore, a cell can contain more zinc fuel in the anode to provide more capacity, or run time, than a conventional battery. As a result, the MetAir® Ranger PPS has higher energy capacity-to-volume and weight ratio than any other commercially available conventional battery.

Validation and Target Applications.

First Responder Need and Validation: According to the Public Safety and Homeland Security Bureau, disaster preparedness and recovery planning is designed to reduce the disruption of essential services when an emergency situation occurs. Emergency communications planning is a key component of any disaster plan.19 In an emergency, phones, gas, water, and electrical services may be unavailable for an extended period. Experts suggest being prepared for at least 72 hours (three full days) should a disaster occur. As a result, emergency responders, utilities and crisis management professionals need reliable tools to ensure on-going communication capabilities for at least 72 hours following an event. The MetAir® Ranger PPS has exceeded that threshold, delivering up to 192 hours of continuous, clean, quiet, safe, reliable, off-grid or emergency back-up power.

Field Test Validation: From Tracy Lenocker, WA6ERA, Mountain Division Chief, Office of Emergency Services, San Bernardino County Fire Department:

“In our field tests, QSI’s portable zinc-air power system far exceeded our performance expectations. For mission critical applications using amateur and commercial radios we need to have at least 72 hours of off-grid battery run-time. Testing during actual events and simulated duty cycle tests showed that the MetAir® Ranger battery life exceeded the 72-hour requirement by 120 hours, that’s 192 hours of duty cycle run time or over 8 days of reliable on-demand portable energy. With a target shelf life of one-year that guarantees readiness in emergency situations, this reliable back-up power source helps alleviate worries associated with the need for constant re-charging of traditional secondary batteries.”

Tactical Military Operations: MetAir® cells can be assembled into a custom lightweight wearable power pack and can help reduce soldier-worn battery weight by up to 30%, reducing the logistical burden while providing enhanced power access, safety, mobility, and reliability during 72+ hour tactical operations.

19 “Emergency Planning: First Responders,” Federal Communications Commission, Public Safety & Homeland Security Bureau, Emergency Information, Guidelines (http://transition.fcc.gov/pshs/emergency-information/guidelines/first-responders.html).

Emergency / First Responder Market: According to FEMA, major disaster declarations in the U.S. have grown 475% since 1953.20 In 2013, there were 3,236 reported power outages across the U.S., affecting 14 million people and leading to costly service interruptions.21 In 2012 alone, 65 power outages each affected over 50,000 people.22 On average, 6543 people were affected for over three hours per outage in 2013.23 In October 2012, more than 8 million Americans went without power for up to two weeks due to northeast super storm, Hurricane Sandy.24

Hurricane Sandy was not an anomaly. Neither were the Derecho storms in the mid-Atlantic or wildfires that ravaged the western U.S. in 2012. There were 11 weather disasters in the U.S. in 2012 that cost at least $1 billion, ranking second only to the number of billion-dollar storms in 2011, according to a paper from the White House, Economic Benefits of Increasing Electric Grid Resilience to Weather Outages. By assessing the value of electricity service to homes and businesses, the study found the average cost for weather-related outages has ranged from $18 billion to $33 billion annually in the last decade.

Emergency communications rank as a top priority for contingency planning. For businesses, schools, government agencies, homes, and communities alike, a communications failure can be a disaster in itself.

Communications are needed to report emergencies, to warn about dangers, to keep citizens informed about developments and coordinate response actions. The Centers for Disease Control and Prevention (CDC) lists batteries and access to battery-powered radios as top priorities for emergency preparedness kits.

Time is of the essence in emergency response situations, so reliable and immediately accessible back-up power is critical. The Department of Homeland Security’s Office of Emergency Communications (OEC) developed the National Emergency Communications Plan (NECP) as the nation’s first strategic plan for emergency communications guidance, setting goals for emergency response situations. 75% of all Urban Areas Security Initiative (UASI) jurisdictions must be able to demonstrate response-level emergency communications within three hours of a significant event as outlined in national planning scenarios.25

Outdoor Sports and Recreation: Outdoor sports and recreational enthusiasts can use MetAir® Ranger PPS for off-grid power during camping, fishing, hunting, or hiking trips, or endurance sporting events, such as off-road rallies that span several days in remote areas. Each application will benefit from the convenience of constant, reliable, safe, lightweight, on-demand, portable electric power. Additionally, the MetAir® Ranger PPS has multiple uses in the marine industry for recreational boaters. For small craft with electric motors, the MetAir® Ranger PPS can be a reserve battery in the event the lead acid battery becomes fully discharged and the craft still needs power to return to shore. Another application is powering ancillary lights, radios, navigation devices, and desalination systems on powerboats or sailboats when power is not available from the engine, generator, solar, or main battery bank.

20 Disaster Declarations by Year, Federal Emergency Management Agency
(http://www.fema.gov/disasters/grid/year).

21 “Eaton’s Blackout Tracker Annual Report Shows 14 Million People Affected by Power Outages in 2013,” Eaton, News Release, March 31, 2014.

22 “Blackout Tracker Shows 25 Million People Affected by Power Outages in 2012,” Eaton, News Release, March 6, 2013.

23 “Eaton’s Blackout Tracker Annual Report Shows 14 Million People Affected by Power Outages in 2013,” Eaton, News Release, March 31, 2014.

24 http://www.huffingtonpost.com/2012/11/05/hurricane-sandy-rhode-island-connecticut_n_2080205.html.
Huffington Post. Article accessed 2 April 2014.

25 “National Emergency Communications Plan (NECP) Goals,” Department of Homeland Security (http://www.dhs.gov/files/publications/gc_1281645820543.shtm).

Integration with Existing Technologies: Several technologies addressing the ever growing back-up power market including solar panels and gas generators currently exist. However, these technologies are not true on-demand power. Often times, there are logistical issues with transporting the heavy, bulky solar panels and equipment, and fuel to areas where it is needed. In addition, there are times when fuel is not available and, in the case of solar, the sun is not always shining. The MetAir® Ranger PPS offers augmentation to existing backup power infrastructure by providing a solution that is more easily and quickly deployed and more robust and reliable for immediate and short-term emergency power applications.

Sales, Marketing & Distribution. We intend to market, sell and distribute our metal-air battery products in the following ways:

•	Direct-to-consumer website;

•	Local, county, state and federal first responder/emergency & other agencies;

•	Large distributors of portable consumer electronics and peripherals;

•	Existing battery companies looking to extend product lines and/or recharge their rechargeable devices with MetAir® technology;

•	U.S. Military; and

•	Geographical distributors around the globe with strong emergency/first responder ties.

Raw Materials; Principal Suppliers

We engage a number of suppliers for our equipment and for our bulk raw materials and gases. In the manufacture of our nanocatalysts, we use a range of equipment from a number of suppliers in order to assemble our proprietary reactors. As for the bulk raw materials and gases used in our nanocatalyst manufacturing process, we contract with a number of companies and make our purchase decisions based on the prevailing market prices for such bulk raw materials and gases. We periodically audit these suppliers to ensure the quality of the bulk raw materials and gases provided. As for the form factor and packaging materials for our metal-air batteries, we use a variety of contract manufacturers located in the United States and abroad and continuously assess the quality of the materials manufactured on our behalf.

On June 11, 2014, we entered into a Raw Material Supply Agreement with Freeport Cobalt, a wholly-owned subsidiary of Freeport-McMoRan Copper & Gold, Inc. (NYSE:FCX). The Raw Material Supply Agreement is for a term of three years and provides that Freeport Cobalt shall have the exclusive worldwide right to supply raw materials (e.g., iron, manganese, cobalt, etc.) to us for our use in its production of QSI-Nano catalysts. Freeport Cobalt shall supply the raw materials to us at a price at or below the price at which we could obtain raw materials on the open market.

Competition and Differentiation

Our value discipline combines safety, quality, price, service and an approach to doing business that customers reward with loyalty and appreciation. This value discipline is designed to create a two-way street of value and profitability between QSI and our customers. Our strategy is built on three central tenets:

•	Increasing revenue growth by improving market focus;

•	Enhancing profitability through process development and the efficient use of assets; and

•	Creating and enhancing customer value through continued innovation.

Our nanocatalyst manufacturing process is capable of delivering high surface area nanocatalysts to a wide array of industries. Specifically, our advanced materials and integrated catalytic solutions empower the metal-air battery and chemical synthesis industries sectors with the potential to transform and revolutionize their respective product offerings. We believe that our proprietary manufacturing technology offers measurable improvement over existing manufacturing processes and has the potential to transform nanoscale catalysts applications from costly, inefficient processes to feasible, dynamic, and profitable assets.

We believe that our state-of-the-art technology will compete based on our:

•	Industry-low manufacturing costs;

•	Highly scalable, fully automated manufacturing process;

•	Consistent particle size distribution;

•	Low levels of agglomeration and impurities;

•	Highly uniform dispersion; and

•	Environmentally friendly process.

In terms of the catalyst market, we will face potential worldwide competition from advanced materials and chemical companies, and suppliers of traditional materials. The actual or potential competitors are larger, more established and more diversified than we are. Although we are focusing on specific market segments and opportunities where our nanocatalysts have demonstrated increased efficiencies and performance, we will compete against lower priced traditional materials for certain customer applications. In some product or process applications, the benefits of using nanomaterials may not be viewed as justifying a process change or outweigh the additional costs of such a process change.

In terms of the battery market, we will be competing with traditional battery manufacturers, start-up companies and joint ventures between one or more of these parties. In addition, we will be competing with an established battery market based on lead-acid, nickel-cadmium, nickel metal hydride and lithium-ion technologies. Although our metal-air batteries are proprietary for which no direct competitor exists, we will need to displace existing battery technologies in order to successfully establish our products.

Many of our competitors have greater market presence, longer operating histories, stronger name recognition, larger customer bases and significantly greater financial, technical, sales and marketing, research and development, manufacturing and other resources than we have. In addition, the number of start-up and development-stage companies involved in nanomaterials continues to grow on a global basis, posing increasing competitive risks. Although a number of these companies are associated with university or national laboratories and may be engaged primarily in funded research rather than commercial production, they may represent competitive risks in the future. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or develop alternatives to our nanocatalysts or our manufacturing process, our ability to compete effectively will be adversely affected. We anticipate that foreign competition will play a greater role in the nanomaterials arena in the future.

Research and Development

We maintain a disciplined approached to planning, tracking and conducting our research and development projects. Research and development ideas present themselves from both internal and external sources. As depicted below, our science team meets frequently for brainstorming activities and maintains a master list of potential research and development ideas. In addition, our board of directors receives periodic briefings on all major research and development efforts and proposed initiatives.

To leverage our research and development capabilities, we have historically entered into research and development agreements with strategic parties in the chemical manufacturing industry and the battery industry. Presently, there are no outstanding research and development agreements in place.

In lieu of research and development agreements, we have entered into the commercial validation phase with respect to our QSI-Nano iron catalysts for use in the production of ammonia, as well as field trials of our MetAir® Ranger battery. We do, however, anticipate entering into future research and development agreements with third parties with respect to other nano-catalysts we manufacture (e.g., QSI-Nano nickel, QSI-Nano copper, and QSI-Nano cobalt) that could potentially enhance the production of other chemicals such as hydrogen and methanol or enhance the Fischer-Tropsch process, respectively.

Intellectual Property

Since our inception, our strategy has been to invest heavily in intellectual property protection and to build a strong IP portfolio around core nanocatalysts manufacturing, process integration technologies, as well as targeted end-use applications where our solutions add significant value and breakthrough results. This is done in such a way as to maximize the potential for prevailing in litigation and inhibiting competition from choosing to litigate. The QSI team includes an expert patent litigator with 20+ years of industry experience who has prevailed in multiple high profile patent cases, both in the U.S. and abroad. QSI maintains a patented production process and, as of March 31, 2014, has nine issued patents and three pending patent applications related to the manufacturing process and various end-use applications before the United States Patent and Trademark Office. In addition, we have three registered trademarks.

The patent for QSI’s platform gas phase condensation process was awarded on October 16, 2007, and includes broad claims on the manufacturing system that produces advanced metals and catalysts at the nano-scale. Additional patent applications have been filed covering QSI-Nano® catalysts in raw metal powder form, QSI-Nano® catalysts dispersed into custom liquid solutions / ink formulations used for coating various monolithic structures and membrane structures, QSI-Nano® catalysts integrated into physical electrode assemblies for other energy storage (battery) components, and QSI-Nano® iron catalysts used in the ammonia synthesis production process.

QSI’s patent portfolio protects the following principal areas:

•	Advanced catalyst manufacturing;

•	Thermo-catalysis (highly efficient chemical production); and

•	Electro-catalysis (advanced metal-air battery electrodes, cells, portable power systems).

Development results are formally vetted through a short list of criteria for assessing whether to seek to protect a “development” via a patent or whether to preserve it as a trade secret. This vetting process has produced a more efficient use of the capital QSI has allocated for its IP portfolio. Generally, if the development rests upon a methodology that is not likely to be either easily reverse engineered or invented independently by a competitor, then QSI elects to protect such methodology as a trade secret and preserve it with appropriate confidentiality procedures. QSI has relied on such confidentiality procedures for our software and algorithms that are associated with our nano-catalyst manufacturing process.

To the extent that the development has commercial value to QSI – either because it reflects a viable product in the future for QSI to manufacture and sell, or it reflects technology likely to be adopted by a competitor - then it is worthwhile to consider seeking patent protection. QSI believes that even in those cases where QSI is not going to market a product, it is wise to protect an invention that a competitor is likely to adopt. Thus far, this approach has resulted in nine high-value patents issued and three patent applications pending.

Depending upon the timeline for developing the technology at issue, or how well the development concept has been crystallized, it may be appropriate to simply file a provisional patent application rather than a non-provisional application. In the case where it is still early in development or concept, QSI will typically file what is essentially a white paper as a provisional application, which does not get examined, but secures an early priority date of invention. Where the technology at issue is fairly advanced in development, or the concept is sufficiently crystallized to know the full scope of the advantages over the prior art, QSI will typically file a non-provisional patent application. At that point, QSI develops a claim strategy that focuses on (1) highlighting the “gee whiz” that reflects the solution to the problem addressed while distinguishing the closest known prior art, and (2) addressing who the potential infringers might be (e.g., manufacturers, OEMs, distributors, customers, users, etc.). This claim strategy also takes into account the regions in which QSI intends to file for patent protection. All claims are formulated with an eye toward broad protection and litigation strategy. Active assessments are made as to how to prevail in cases in which QSI could choose to threaten potential infringers as well as to inhibit others from potentially challenging QSI.

Government Regulation

We are subject to federal, state and local laws and regulations applicable to businesses generally. Before we commercially introduce our products into certain markets, we may be required, or may voluntarily determine to obtain approval of our materials and/or products from one or more of the organizations engaged in regulating product safety. These approvals could require significant time and resources from our technical staff, and, if redesign were necessary, could result in a delay in the introduction of our products in those markets. Due to the continuous changes in the regulatory landscape, we cannot assure investors that federal, state or local laws, rules or regulations will not be amended or adopted in the future that could make compliance much more difficult or expensive.

For our metal-air battery products, we operate in an industry that is generally subject to national, state, local and foreign regulations that impose various environmental requirements on the transportation, importability, storage, use and disposal of certain batteries and certain chemicals used in the manufacture of certain batteries and energy storage systems. Although we believe that our operations are in material compliance with current applicable environmental regulations and are not subject to the same level of regulation as manufacturers of lithium, cadmium, mercury or lead-based batteries, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future obligations. Moreover, national, state, local and foreign governments may enact additional restrictions relating to the transportation, importability, storage, use and disposal of certain batteries used by our customers that could adversely affect the demand for our products. That being said, our strategy is to outsource the production of our battery cells to allow us the flexibility to intelligently select manufacturing locations that make sense from a cost and regulation perspective. Notwithstanding the foregoing, there can be no assurance that additional or modified regulations relating to the transportation, importability, storage, use and disposal of chemicals used to manufacture batteries, or restricting disposal of batteries will not be imposed.

The chemicals sector is governed by a variety of local, county, state, national and foreign rules and regulations. We are anticipating selling our nano-iron catalysts to ammonia plant operators for purposes of coating existing commercial iron catalysts to increase ammonia production yield and/or decrease energy consumption at these ammonia plants. Our ammonia plant customers will continue to handle all compliance with such laws, rules and regulations in their respective countries. With respect to the manufacture of the nano-iron catalysts, we have taken significant best practice measures in close coordination with various environmental agencies and advocate groups in relation to the manufacture and transport of catalysts. Despite the foregoing, there can be no assurance that additional or modified regulations relating to tariffs, as well as the transportation, importability, storage, use and disposal of nanomaterials, particularly nano-iron, will not be imposed by the U.S. or the countries into which our nano-iron catalysts may be shipped in the future.

Environmental, Health and Safety Policy

It is our environmental, health and safety, or EH&S, policy to ensure that our business practices continuously enhance the safety and health of all team members, the communities we operate in, and the environment. As a responsible corporate citizen, we observe strict compliance with all applicable laws, regulations, and responsible practices. In addition, we maintain an open partnership approach with regulatory agencies to develop guidance, regulations, and best practices for safely working with nanomaterials. We have a “Vision of Zero” – zero incidents, zero injuries and illnesses, zero accidents and zero environmental harm. Our EH&S policy is guided by our safety values of:

Leadership. We take an active leadership role in understanding and managing potential risks and hazards arising from working with nanomaterials. Our management provides the vision, the driving force, and resources needed to involve all employees in establishing a safe and healthy workplace environment.

Knowledge. As nanomaterials pose new challenges to understanding, predicting, and managing potential hazards and risks, we conduct periodic worksite analyses that study all working conditions to identify, prevent, and eliminate existing or potential hazards. The results of these studies are shared with all employees under a comprehensive EH&S training program as well as posted in product Material Safety Data Sheets (“MSDS”). We have also participated in various government-funded university research studies dealing with environmental safety and handling concerns. In addition, pertinent data is made available to customers, partners, industry groups, regulatory agencies, universities and community first responders.

Prevention. To prevent any harmful impact to the safety and health of the employees, the community, and the environment, we employ established safety systems in our operations, including, without limitation, administrative and engineering controls, personal protective equipment, safe work practices, preventive maintenance, and emergency preparedness programs.

Sustainability. We actively work to conserve resources and minimize or eliminate adverse EH&S effects and risks that may be associated with our products, services and operations. In addition, we will strive towards a “green supply chain” by the choice of suppliers, materials, services, and process and plant designs to ensure sustainability of operations and lifecycle product stewardship.

Continuous Improvement. We manages our business and operations with the goal of continuously upgrading our understanding of the EH&S impact of nanomaterials and systematically adapting our mode of operations to reach and maintain our policy of “Vision of Zero.”

Employees

As of the close of the Merger, we have 15 employees, and two independent contractors. Four employees are in management, one employee is in business development, and ten employees are in research and development, operations, and manufacturing.

Legal Proceedings

On February 11, 2014, we were served with a complaint by our former Chief Financial Officer who was employed by us for 14 months. The complaint alleges breach of contract and violation of Section 203 of the California Labor Code. On May 5, 2014, the parties entered into an agreement for a full and final settlement of all matters, including the dismissal of the complaint with prejudice. The agreement called for, among other things, the payment of $93,000 to the former officer as well as the cancellation of warrants to purchase 155,556 shares of common stock held by the former officer.

Properties

We lease our principal offices located at 2905 Tech Center Dr., Santa Ana, California, consisting of 7,357 square feet of offices, laboratory and manufacturing space. Effective March 1, 2014, we entered into a new lease of our current facilities for a period of three years and concluding on February 28, 2017. We are not required to pay any rent during the first two months of the new lease, March 2014 and April 2014. Thereafter, the lease rate for the period May 1, 2014 through February 28, 2015 is $8,093 per month. The lease rate for the period March 1, 2015 through February 29, 2016 is $8,336 per month. The lease rate for the period March 1, 2016 through February 28, 2017 is $8,586 per month.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

QuantumSphere, Inc., formerly known as Way Cool Imports, Inc., was incorporated in the State of Nevada on December 1, 2005 (referred to as the “Registrant”). On April 22, 2014, the Registrant entered into the Merger Agreement with QSI, whereby, among other things, QSI would merge with Way Cool Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Registrant. On April 22, 2014, the parties consummated the Merger and QSI became a wholly-owned subsidiary of the Registrant. As part of the Merger, the Registrant issued 17,177,066 shares of common stock to QSI shareholders, option to purchase 5,942,078 shares of common stock, and warrants to purchase 9,883,233 shares of common stock. Subsequently, on April 25, 2014, the Registrant filed Articles of Merger with the Nevada Secretary of State for the purposes of effecting the Short-Form Merger. As part of the Articles of Merger, the Registrant amended its Articles of Incorporation to changes its name from “Way Cool Imports, Inc.” to “QuantumSphere, Inc.” The Articles of Merger were effective upon filing. As used in this Current Report on Form 8-K, the references to “we” or “our” reflect the Registrant and its operations post-Merger, i.e., inclusive of QSI and its operations.

The Merger was accounted for as a public shell reverse merger. As a result of the Merger, the Registrant ceased to be in the development stage.

The Registrant develops and manufactures high-performance catalysts, integrated components, and end-use products across a range of carefully selected energy storage and chemicals markets. Our products can be utilized in both electro-chemical (batteries) and thermo-chemical (chemical production) applications and have demonstrated the ability in multiple lab validations to significantly reduce costs and increase efficiency in the generation, storage, and use of energy.

Critical Accounting Policies and Estimates

Use of Estimates. We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The use of estimates may also affect the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, realization of capitalized assets, valuation of equity instruments, and deferred income tax valuation allowances. Actual results could differ from those estimates.

Revenue Recognition. We recognize revenue when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. We do not grant customers the right to return the products after such products have been accepted. Amounts billed for shipping and handling are recorded as a component of net sales and the cost incurred for freight is included as a component of operating expenses in the statements of operations.

Property and Equipment. Purchased property and equipment is stated at cost, less accumulated depreciation. Repairs and maintenance of equipment are charged to expense as incurred. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Gains or losses on dispositions of property and equipment are included in the results of operations when realized. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of terms of the leases or their estimated useful lives. Depreciation expense on assets acquired under capital leases is included in depreciation expense.

Patents. Costs incurred in applying for patents relating to our process for production of nanomaterials have been capitalized. Patents are amortized to reflect the pattern of economic benefits consumed, on a straight-line basis, over the estimated periods benefited. As of December 31, 2013, nine patents have been issued and three patents are pending approval. Additional significant costs may be required for the continued development of end-use applications for our technology.

Impairment of Long-Lived Assets. Long-lived assets and intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We evaluate potential impairment by comparing the carrying amount of the assets with the estimated undiscounted future cash flows associated with them. Should the review indicate that an asset is not recoverable, our carrying value of the asset would be reduced by the estimated shortfall to fair value.

Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period, if any, and the change during the period in deferred tax assets and liabilities.

Stock-Based Compensation. We measure all employee stock-based compensation awards using the Black-Scholes-Merton valuation model and allocates the related expense over the requisite service period. The expected volatility is based on the historical volatility of our stock as determined by its private placement offerings, the expected life of the award is based on the simplified method. We account for nonemployee stock-based transactions using the fair value of the consideration received (i.e. the value of the goods or services) or the fair value of the equity instruments issued, whichever is more reliably measurable.

Results of Operations

The following sets forth a discussion and analysis of the financial condition and results of operations of QSI for the years ended December 31, 2013 and 2012. This discussion and analysis should be read in conjunction with our consolidated financial statements appearing elsewhere in this Form 8-K. The following discussion contains forward-looking statements. Our actual results may differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors,” beginning on page 31 of this Form 8-K.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following discussions are based on the consolidated balance sheets as of December 31, 2013 and December 31, 2012 and statement of operations for the twelve months ended December 31, 2013 and December 31, 2012 and notes thereto.

The tables presented below, which compare QSI’s results of operations from one period to another, present the results for each period and the change in those results from one period to another in both dollars and percentage change. The columns present the following:

•	The first two data columns in each table show the dollar results for each period presented.

•	The columns entitled “Dollar variance” and “% variance” show the change in results, both in dollars and percentages. These two columns show favorable changes as positive and unfavorable changes as negative. For example, when net sales increase from one period to the next, that change is shown as a positive number in both columns. Conversely, when expenses increase from one period to the next, that change is shown as a negative in both columns.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012	2013	2012	Dollar variance favorable (unfavorable)	% variance favorable (unfavorable)

Net Sales	$244,061	$193,525	$50,536	26.1%

Cost of Sales	278,581	297,082	18,501	6.2%

Gross Profit (Loss)	(34,520)	(103,557)	69,037	66.7%

Operating Expenses
Research and development	716,140	495,224	(220,916)	(40.6)%
Selling, marketing, and advertising	28,569	53,096	24,527	46.2%
General and administrative	1,349,984	1,445,584	95,600	6.6%
Total operating expenses	2,094,693	1,993,904	(100,789)	(5.1)%

Loss from Operations	(2,129,213)	(2,097,461)	(31,752)	(1.5)%

Other Income (Expense)
Interest expense, net	(266,371)	(50,532)	(215,839)	(427.1)%
Impairment of intangible assets	-	(7,497)	7,497	100.0%
Gain on disposal of assets	10,000	31,554	(21,554)	(68.3)%
Interest expense – amortization of note discounts	(303,379)	(164,934)	(138,445)	(83.9)%
Total other expense, net	(559,750)	(191,409)	(368,341)	(192.4)%

Loss Before Provision for Income Taxes	(2,683,963)	(2,288,870)	(400,093)	(17.5)%

Provision for Income Taxes	800	800	-	-

Net Loss	$(2,689,763)	$(2,289,670)	$(400,093)	(17.5)%

Net Sales.  Net sales increased by $50,536 or 26% in the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase resulted primarily from increases of $37,900 in palladium/silver sales, $14,600 in silver sales, and $13,040 in electrodes sales, offset by a decrease of $16,267 in palladium sales. Palladium/silver increase was due to $10,490 price increase and $27,410 volume increase. Silver increase was due to $223 price increase and $14,377 volume increase. Electrodes increase was due to $13,244 volume increase offset by $204 price decrease. Palladium decrease was due to $4,823 price decrease and $11,444 volume decrease.

Gross Profit.  Gross loss decreased by $69,037, or 67%, in the year ended December 31, 2013 compared to the year ended December 31, 2012. The gross loss improved to 14% of sales in the year ended December 2013 from 54% of sales in the year ended December 31, 2012. The decrease in loss resulted from an increase in sales of $50,536 and decreases in manufacturing expenses of $18,501. Manufacturing decrease resulted from decreases of $36,843 in manufacturing salaries and related expenses, $15,238 in depreciation, and $95 direct manufacturing materials, offset by increases of $17,452 warehouse materials, and $16,222 miscellaneous warehouse expenses.

Research and Development. Research and development expenses increased by $220,916, or 41%, in the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase resulted from increases of $136,729 in salaries and related expenses, $48,144 in ammonia and battery research and development, and $40,708 in outside consultants, offset by a decrease of $4,665 miscellaneous expenses.

Selling, Marketing and Advertising Expenses.  Selling, marketing and advertising expenses decreased by $24,527, or 46%, in the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease resulted primarily from a reduction of $25,667 in marketing consultants.

General and Administrative Expenses.  General and administrative expenses decreased by $95,600, or 7%, in the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease resulted from decreases of $464,374 in outside consultants, $168,936 in board compensation, and $28,155 in outside services, offset by increases of $254,347 in salaries and related expenses, $190,609 in legal expense and $48,940 in audit expenses related to the reverse merger, $7,835 in other legal expenses, $35,123 in travel, $15,835 in business insurance, and $13,176 miscellaneous expenses.

Interest Expense. Interest expense increased by $215,839, or 427%, in the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase resulted from an increase in notes payable from $892,500 at December 31, 2012 to $2,667,500 at December 31, 2013.

Interest Expense – Amortization of Note Discounts. Debt discount amortization increased by $138,445, or 84%, in the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was due to the increase in notes payable from $892,500 at December 31, 2012 to $2,667,500 at December 31, 2013.

Gain on Disposal of Assets. Gain on disposal of assets decreased by $21,554, or 68%, in the year ended December 31, 2013 compared to the year ended December 31, 2012 due to fewer assets disposed of in 2013.

Three Months Ended March 31, 2014 Compared to three Months Ended March 31, 2013

The following discussions are based on the consolidated balance sheets as of March 31, 2014 and December 31, 2013 and statement of operations for the three months ended March 31, 2014 and March 31, 2013 and notes thereto.

The tables presented below, which compare QSI’s results of operations from one period to another, present the results for each period and the change in those results from one period to another in both dollars and percentage change. The columns present the following:

•	The first two data columns in each table show the dollar results for each period presented.

•	The columns entitled “Dollar variance” and “% variance” show the change in results, both in dollars and percentages. These two columns show favorable changes as positive and unfavorable changes as negative. For example, when net sales increase from one period to the next, that change is shown as a positive number in both columns. Conversely, when expenses increase from one period to the next, that change is shown as a negative in both columns.

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013	2014	2013	Dollar variance favorable (unfavorable)	% variance favorable (unfavorable)

Net Sales	$15,088	$65,604	$(50,516)	(77.0)%

Cost of Sales	98,246	34,527	(63,719)	(184.5)%

Gross Profit (Loss)	(83,158)	31,077	(114,235)	(367.6)%

Operating Expenses
Research and development	287,388	157,607	(129,781)	(82.3)%
Selling, marketing, and advertising	13,435	1,810	(11,625)	(642.3)%

General and administrative	754,615	271,855	(482,760)	(177.6)%
Total operating expenses	1,055,438	431,272	(624,166)	(144.7)%

Loss from Operations	(1,138,596)	(400,195)	(738,401)	(184.5)%

Other Income (Expense)
Interest expense, net	(225,179)	(29,724)	(195,455)	(657.6)%
Other income	5,000	-	5,000	-
Gain on disposal of assets	-	10,000	(10,000)	(100.0)%
Interest expense – amortization of note discounts	-	(49,428)	49,428	100.0%
Total other expense, net	(220,179)	(69,152)	(151,027)	(218.4)%

Loss Before Provision for Income Taxes	(1,358,775)	(469,347)	(889,428)	(189.5)%

Provision for Income Taxes	800	-	(800)	-

Net Loss	$(1,359,575)	$(469,347)	$(890,228)	(189.7)%

Net Sales.  Net sales decreased by $50,516 or 77% for the three months ended March 31, 2014 compared to the three months ended March 31, 2013, primarily reflecting $44,000 palladium/silver sales in 2013 compared to $0 palladium/silver sales in 2014.

Gross Profit.  Gross profit decreased by $114,235, or 368%, to a gross loss in the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The decrease resulted from a decrease in net sales of $50,516 and an increase in manufacturing expense of $63,719. Manufacturing increase resulted from increases of $29,205 in manufacturing salaries and related expenses, $15,126 direct manufacturing materials, and $19,388 overhead expenses.

Research and Development. Research and development expenses increased by $129,781, or 82%, for the three months March 31, 2014 compared to the three months ended March 31, 2013. The increase resulted from increases of $71,832 in research on the MetAir® Ranger battery, $33,202 in salaries due to more employees, $16,737 in outside consultants, and $8,010 miscellaneous expenses.

Selling, Marketing and Advertising Expenses.  Selling, marketing and advertising expenses increased by $11,625, or 642%, for the three months March 31, 2014 compared to the three months ended March 31, 2013. The increase resulted primarily from an increase of $4,000 in outside consulting and $3,190 in marketing expense.

General and Administrative Expenses.  General and administrative expenses increased by $482,760, or 178%, for the three months March 31, 2014 compared to the three months ended March 31, 2013. The increase was primarily due to increases of $258,231 in payroll related expenses, $110,511 in legal expense and $66,600 in audit expense related to the reverse merger, $13,655 in other legal expense, $19,664 in consulting and outside services, $6,028 in business insurance, and $15,201 in miscellaneous expenses, offset by a decrease of $7,130 in board compensation.

Interest Expense.  Interest expense increased by $195,455, or 658%, in the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase resulted from an increase in notes payable from $1,042,500 at March 31, 2013 to $6,642,500 at March 31, 2014.

Interest Expense – Amortization of Note Discounts. Debt discount amortization decreased by $49,428, or 100%, in the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The discounts on notes payable were fully amortized during the year 2013.

Liquidity and Capital Resources

As of March 31, 2014, we had current assets of $2,666,332, including $2,619,939 in cash and cash equivalents.

Cash increased $2,244,704 from $375,235 at December 31, 2013 to $2,619,939 at March 31, 2014. Net cash used in operating activities of $876,869 in the three months ended March 31, 2014 included $1,359,575 operating loss and decreases of $15,817 from other assets and $5,576 from prepaid expenses, offset by increases of $161,120 from accounts payable and accrued expenses, $7,889 from accounts receivable, and $320,165 from non-cash stock based compensation and $14,925 from non-cash depreciation and amortization. Net cash used in operating activities was $100,679 for the three months ended March 31, 2013.

The $15,817 decrease from other assets was due to an increase in the deposit on the building. The $5,576 decrease from prepaid expenses was primarily due to the timing of payments of prepaids. The $161,120 increase from accounts payable and accrued expenses was primarily due to increases of $217,589 from accrued interest (due to an increase in notes payable from $2,667,500 to $6,642,500), $78,483 from accounts payable (primarily legal and audit), and $3,245 from miscellaneous accrued expenses, offset by decreases of $127,947 from payment of legal and $10,250 from payment of accrued salaries. The $7,889 increase from accounts receivable was from receipts for December 31, 2013 accounts receivable.

$853,427 of cash was used in investing activities in the three months ended March 31, 2014. $852,786 of cash was used for the purchase of property and equipment, primarily additional reactors, and $641 of cash was used for the development of patents. $13,987 of cash was used in investing activities in the three months ended March 31, 2013.

$3,975,000 of cash was provided by financing activities in the three months ended March 31, 2014 due to the issuance of additional Series M Notes in the collective principal amount of $4,000,000 . In January and February 2014 and the repayment of a $25,000 Series K Note.

Immediately prior to the consummation of the Merger, QSI completed a private placement of 1,267,000 units consisting of 1,267,000 shares of common stock and warrants to purchase 633,500 shares of common stock for $2,534,000 in cash and converted all of its debt obligations totaling $6,642,500 and $574,281 in related interest expense into 5,447,194 shares of common stock and warrants to purchase 1,805,645 shares of common stock. Upon consummation of the Merger, the Registrant did not have any outstanding debt instruments.

We monitor our financial resources on an ongoing basis and may adjust planned business activities and operations as needed to ensure that we have sufficient operating capital. We evaluate our capital needs, and the availability and cost of capital on an ongoing basis and expect to seek capital when and on such terms as deemed appropriate based upon an assessment of then-current liquidity, capital needs, and the availability and cost of capital. Given our stage of operations, we do not expect that bank or other institutional debt financing will be available. We expect that any capital we raise will be through the issuance of equity securities, warrants or similar securities. We believe that we will be able to obtain financing when and as needed, but may be required to pay a high price for capital.

Other Commitments and Contingencies

Our commitments and contingencies as of December 31, 2013 consisted of our lease agreement for our principal corporate offices located in Santa Ana, California and bridge loans and other indebtedness in the aggregate amount of $2,980,508. Immediately prior to the Merger, we converted all of our debt obligations, including those outstanding as of December 31, 2013, into shares of our common stock and warrants to purchase shares of our common stock. As a result, $6,642,500 in debt and $574,281 in related interest expense were converted into 5,447,194 shares of common stock and warrants to purchase 1,805,645 shares of common stock. Accordingly, the following table only summarizes our minimum lease payments for the next five years and thereafter:

Year Ending December 31,	Amount
2014	$84,818
2015	104,012
2016	107,006
2017	17,172
Total	$313,008

The above minimum lease payments include a new lease for our principal corporate offices that was signed in March 2014. The lease period is from March 2014 through February 2017.

The Registrant has no off-balance sheet arrangements.

Inflation

We do not believe that the current levels of inflation in the United States have had a significant impact on our operations. If current levels of inflations hold steady, we do not believe future operations will be negatively impacted.

Risk Factors

The investment in our common stock involves a number of significant risks. You should consider carefully the following information about these risks before investing in our common stock. If any of the following risk events actually occur, the business, our results of operations, and our financial condition would likely suffer, and investors could lose part or all of their investment. It is impossible to accurately predict the results to investors, as we have no operating history as a public company. Prior to purchasing any of our common stock, you should carefully consider the following risks.

Risks Related to Our Business

We have a limited operating history and have experienced operating losses since our inception and may incur additional operating losses in the future. If we fail to generate significant revenue from the sale of our products, we may be unable to continue operations.

From inception through December 31, 2013, we have generated losses in excess of $34.1 million on revenues of approximately $2.1 million. As we have not yet generated substantive revenues, we will not be profitable until we establish a significant customer base and realize several million dollars in annual revenues. We expect to continue to lose money unless we are able to generate sufficient revenues and cash flows. If we are unable to generate sufficient revenues and cash flows to meet our costs of operations, we may be forced to cease our business. Our continued operations are dependent upon our ability to generate revenues from operations and obtain further financing. If we are unable to generate sufficient revenues and obtain sufficient financing, our current business plans could fail and we may be forced to close our business.

Our capitalization is limited and we may need additional funds to sustain our operations. If we are unable to raise additional capital, as needed, the future growth of our business and operations could be severely limited.

A limiting factor on our growth, including our ability to penetrate new markets such as the battery and chemicals sectors, attract new customers and deliver new products in a timely matter, is our limited capitalization compared to other companies in the industry. Our currently available capital resources are limited, and are only adequate to fund our operations and business objectives until the end of the second quarter of 2015 assuming no revenues are realized from our current business plan. We will likely require additional financing in the form of debt or equity securities, or a combination thereof. If additional financing is not procured, we may not achieve our revenue and profit objectives and may be forced to cease some or all of our operations. There can be no assurance that future debt or equity financing will be available to us on a timely basis, on acceptable terms, or at all. If we are unable to raise additional funds on acceptable terms, our business operations and business prospects may be adversely affected.

We have not generated significant revenue and may never be profitable.

Our ability to generate significant revenue and achieve profitability depends on our ability to successfully commercialize our MetAir® products and to complete the commercial validation of our nanocatalysts in chemical production. We do not anticipate generating measurable revenues from sales of our MetAir® products until 2015 at the earliest and from our nanocatalysts in chemical production for the foreseeable future, if ever. Our ability to generate future revenues from product sales depends heavily on our success:

•	With respect to our chemical applications, successful completion of commercial validation testing with the JH Group, as well as the receipt of firm purchase orders; and

•	With respect to our battery business, completion of one-year shelf life development, selection of a third party battery manufacturing entity, and receipt of firm purchase orders.

Because of the numerous risks and uncertainties associated with our product development and commercial validation, we are unable to predict the timing or amount of increased expenses, and when, or if, we will be able to achieve or maintain profitability. Even if we are able to generate significant revenues from the sale of our products, we may not become profitable and may need to obtain additional funding to continue operations.

We have not generated gross profit and may never generate gross profit.

Our ability to generate gross profit depends on our ability to achieve significant revenue to cover our fixed costs of goods sold and our variable costs of goods sold related to materials production. We do not anticipate generating gross profit until 2015 at the earliest as we do not anticipate generating significant revenue until 2015 at the earliest. If we do not generate significant revenues, we may need to obtain additional funding to continue our operations.

We are dependent on our key personnel to operate our business, which could adversely affect our ability to operate if we are unable to retain or replace these persons. We may also require additional personnel, however, there can be no assurance that we will be able to hire or retain qualified personnel.

Our future performance will be substantially dependent on the continued services and on the performance of our senior management and other key personnel, particularly, Kevin D. Maloney, our Chief Executive Officer and President, Dr. Douglas Carpenter, our co-founder and Chief Technology Officer, and S.K. Park, our Vice President, Battery Manufacturing, among others. Our performance also depends on our ability to attract, retain and motivate other officers and key employees. The loss of the services of Messrs. Maloney, Carpenter, or Park, or any other key personnel could have a material adverse effect on our business, prospects, financial condition and results of operations. Our success will also depend upon our ability to recruit and retain additional qualified personnel.

There can be no assurance that sales, if any, of our metal-air battery products and nanocatalysts for use in the chemicals sector will result in profitability.

We have developed and patented a process to manufacture a variety of nanocatalysts, and have used these nanocatalysts to create metal-air battery products, that we anticipate introducing commercially in the first quarter of 2015, and to augment chemical production that we anticipate commencing a commercial validation test in the second half of 2014. However, there is no guarantee that the sales of metal-air battery products and use of nanocatalysts in chemicals applications will result in profitability or long-term viability. Our future success is a function of demand for our metal-air battery products and use of our nanocatalysts in the chemicals sector. There are no guarantees that large-scale commercial adoption of the metal-air battery products or use of one or more of our catalysts for one or more applications in the chemicals sector will occur. In the event this does not occur, our results of operations would be adversely affected and we may be forced to cease its business.

Our success in the battery sector is dependent upon finalization of a long-shelf life battery.

A key to achieving market success is long-shelf life. To this end, we continue to work on the battery anode chemistry to achieve our initial target goal of a one-year shelf life and have retained a 30+ year battery veteran as a consultant to assist us in reaching our target shelf-life performance goals. Over time, our objective is to achieve a 3-5 year shelf life. There can be no assurance that we will achieve our initial or longer-term target shelf life goals. In the event we are not successful in achieving our target shelf-life objectives, the market for our battery products will be reduced to applications where use of the battery is in close proximity to purchase thereof, the result of which could have a materially adverse effect on our battery revenues and overall results of operation.

We are dependent on and intend to use the majority of the proceeds from our most recent private placement for working capital.

We anticipate, based on currently proposed plans and assumptions relating to our operations, that proceeds of our recent private placements are anticipated to be sufficient to fund our operations through the second quarter of 2015, excluding future revenues we realize. However, since the net proceeds from our recent private placement may be insufficient for us to achieve all of our proposed objectives, we may be required to curtail our future business plans which will, in turn, materially adversely affect our results of operations.

Our operations may expose us to litigation, tax, environmental and other legal compliance risks.

We are subject to a variety of litigation, tax, environmental, health and safety, and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, government contracts, taxes, tariffs, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices. We or one of our business units could be charged with wrongdoing as a result of such matters. If convicted or found liable, we could be subject to significant fines, penalties, repayments or other damages (in certain cases, treble damages). As a global business, we are subject to complex laws and regulations in the U.S. and other countries in which we intend to operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, subject to related interpretations and other guidance. Changes in laws or regulations could result in higher expenses, payments, tariffs and taxes, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

In the area of taxes, changes in tax laws and regulations in the U.S. and other countries, as well as changes in related interpretations and other tax guidance could materially impact our tax receivables and liabilities and our deferred tax assets and tax liabilities. Additionally, in the ordinary course of business, we are subject to examinations by various authorities, including tax authorities. Although we are not subject to any current investigations, there could be additional investigations launched in the future by governmental authorities in various jurisdictions and existing investigations could be expanded. The global and diverse nature of our operations means that these risks will continue to exist and legal proceedings and contingencies may arise from time to time. Our results may be affected by the outcome of legal proceedings and other contingencies that cannot be predicted with certainty.

We face competition from companies that have substantially greater capital resources, research and development, manufacturing and marketing resources than we have in both the battery sector and the chemicals sector.

While we believe that we have significant competitive benefits offered by our proprietary platform technology for use in the batteries and chemicals sectors, there are competitors with much longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competition could materially adversely affect our business, operating results or financial condition.

Our future revenues are very difficult to predict with any accuracy.

It is not feasible to predict with accuracy or assurance the timing or the amount of revenues that we will receive from the sale, or license, of our products. Any delay in the introduction of our metal-air battery products or integration of one or more of our nanocatalysts in the chemicals sector, could result in significant delays in the realization of revenues, the need to raise additional capital through the issuance of additional equity or debt securities sooner than we intend, and may allow competitors to reach certain of such markets with products before we do. In view of the emerging nature of the technology involved in certain of these markets, and the attendant uncertainty as to whether our products will achieve meaningful commercial acceptance, if at all, there can be no assurance that we will realize revenues sufficient to achieve profitability.

We will have to establish distribution channels in both the batteries sector and the chemicals sector.

We have no experience in establishing distribution channels for the sale of metal-air batteries, or the license or sale of nanocatalysts in the chemicals sector. While we have retained the services of individuals with experience and relationships in the battery industry and chemicals industry, we lack deep domain expertise in both the batteries and chemicals sectors. Further, should we be unsuccessful in establishing such distribution channels as well as recruiting, managing and retaining additional internal and external sales and business development personnel, our business, operating results and financial condition could be adversely affected.

We may face increased pricing pressures from current and future competitors and, accordingly, there can be no assurance that competitive pressures will not require us to reduce our prices on our metal-air batteries, metal-air cathodes, and nanocatalysts.

It is likely that we will experience significant competitive pressure over time. Accordingly, the average sales price of our metal-air battery products along with the use and pricing of our nanocatalysts in the chemicals sector may decline as the market becomes more competitive. Any material reduction in the price of our metal-air battery products or nanocatalysts will negatively affect our gross margin and results of operations.

We rely heavily on collaborative partners such as distributors, manufacturers and vendors and our relationships with such parties may restrict or limit our business operations.

We are currently working with several third party entities in the scale-up of our metal-air battery manufacturing and distribution, as well as the validation and optimization of our nanocatalysts for use in the chemicals sector. Our current and future collaborations and joint ventures are important as they allow greater access to funds, to research, development and testing resources, validation, and to manufacturing, sales and distribution resources that we would otherwise not have. We intend to continue to significantly rely on such collaborative and joint venture arrangements. Some of the risks and uncertainties related to the reliance on such collaborations and joint ventures in the chemicals sector include the fact that such relationships could actually serve to limit or restrict us, while our partners are free to pursue other catalyst solutions either on their own or with others. Further, our partners may terminate a collaborative technology relationship and such termination may require us to seek other partners, or expend substantial resources to pursue these activities independently.

We may be subject to product liability claims, which could damage our reputation, cause us to lose customers, and expose us to liabilities in excess of our product liability insurance coverage to cover any claims.

Our nanocatalysts proposed to be used in the chemicals sector must be handled according to strict guidelines to ensure safety. In addition, we may be exposed to product liability claims from consumers and other users of our products with respect to our metal-air battery products, which could damage our reputation and cause us to lose customers. We have obtained product liability insurance, but we can make no assurance that the product liability insurance we have procured will be sufficient to cover any potential product liability claim. Failure to maintain sufficient insurance coverage could have a material adverse effect on our business, prospects and results of operations if claims are made that exceed the coverage we have obtained.

The anticipated growth of our business will result in a corresponding growth in the demands on our management and our operating systems and internal controls.

Any future growth may strain existing management resources and operational, financial, human and management information systems and controls, which may not be adequate to support our operations and will require us to develop further financial and management controls, reporting systems and procedures. There can be no assurance that we will be able to develop such controls, systems or procedures effectively, or on a timely basis. Our failure to do so could have a material adverse effect on our business, operating results and financial condition.

Although we have entered into confidentiality and non-compete agreements with all of our employees and consultants, if we are unable to protect our proprietary information against unauthorized use by others, our competitive position could be harmed.

Our proprietary information is critically important to our competitive position and is a significant aspect of the products we provide. If we are unable to protect our proprietary information against unauthorized use by others, our competitive position could be harmed. We enter into confidentiality and noncompete agreements with our employees and consultants, and control access to, and distribution of, our documentation and other proprietary information. Despite these precautions, we cannot assure you that these strategies will be adequate to prevent misappropriation of our proprietary information. Therefore, we could be required to expend significant amounts to defend our rights to proprietary information in the future if a breach were to occur.

Risks Related to the Chemicals Production Industry

If we fail to obtain strategic partnerships with key players in the chemicals sector, our results of operation will be adversely affected.

If we are unsuccessful in creating long-term strategic partnerships with ammonia catalyst providers, ammonia plant owners and operators, and ammonia reactor engineering and design firms in the chemicals sector, our overall business, financial condition and results of operations could be materially adversely affected.

We have no experience operating in the multi-billion global chemicals industry.

While we have significant experience in the manufacturing of nanocatalysts over the last 11 years, we have no experience working with conglomerates in the chemicals industry. We have attempted to assuage our lack of experience by hiring an agent with deep chemicals industry experience to assist us with our commercial validation and business opportunities in China. Outside of China we are operating without the assistance of experienced agents. Our lack of experience could prove to be detrimental to our operating results and overall business prospects and condition.

While we have realized internal and third party lab validation of our QSI-Nano® iron catalysts improving the performance of commercial iron catalysts, we have yet to achieve a large-scale commercial validation.

The key to our future success in the ammonia industry will be achievement of successful validation results in a commercial ammonia plant evidenced by a measurable increase in ammonia yield production rates. To date, we have spent more than 4 years conducting hundreds of internal ammonia production lab validation tests and tens of in-depth tests with a large chemical company. While these tests have resulted in us achieving promising results, it is not the same as a successful commercial validation. Until we achieve a successful commercial validation of our QSI-Nano® iron catalysts in an ammonia plant, there can be no assurance our chemicals related business will results in revenues or profitability. Accordingly, our business and results of operations would be adversely affected should we fail to achieve a successful commercial validation of our QSI-Nano® iron catalysts.

As part of the sale of our QSI-Nano® iron catalysts, we will be required to coat these catalysts onto existing commercial iron catalysts used by ammonia producers and we have no commercial experience in doing so.

As part of the sale of QSI-Nano® iron catalysts to ammonia producers we will be required to coat our catalysts onto commercial iron substrates and we have very limited lab experience in doing so. To date, we have utilized a machine made by a company out of Butte, Montana to conduct the coating process. While this has been undertaken in very small lots of up to hundreds of grams, volume requirements with commercial plants may require coating tens and even hundreds of thousands of metric tons of catalysts, a far different proposition than our lab work done to date. We have met telephonically with the supplier of the machine that we utilize for coating and they have 5-gallon and 55-gallon continuous feed machines, the former which is available today and the latter of which will be available in late 2014. In addition, the cost associated with these machines is quite large and the larger machine will not be easily transportable from one region to another. Although we have developed our own coating machine that has demonstrated favorable early test results, we will need significantly more testing and development before our coating machine is fully proven, if at all. In sum, the coating process has many risks, we have very limited experience, it requires significant capital expenditure, and is a critical part of our overall value proposition. If we are not successful in implementing the coating process on a timely basis in each geographic region in which we anticipate operating, then our business condition and results of operation will be adversely affected.

Doing business in China has inherent risks and the ammonia plants in China use less pure hydrogen and nitrogen gases in the production of ammonia than that which has been used by QSI and is typically used in ammonia production in other regions around the world.

Doing business in China is fraught with risks, including but not limited to, theft of intellectual property, failure to make timely or full payment on goods delivered, major cultural and language differences and barriers, an economy in China that seems to have hit its peak and may be on the decline, currency risk, legal and tax issues, tariffs, etc. Each of the foregoing risks are real and we take them seriously, not the least of which is theft of intellectual property which we have addressed solidly by taking the firm position that the manufacture of our QSI-Nano® iron will never be undertaken in China. In addition, Chinese ammonia producers use “medium-dirty” nitrogen and hydrogen gas in the production of ammonia as opposed to the 99.9%+ pure gas utilized by QSI in our four years of QSI-Nano® iron testing. We do not know what effect the “less pure” gases used by the Chinese ammonia operators will have on our operating results in a commercial plant. Both the risks of doing business in China as well as the “medium dirty” gas utilized by ammonia operators in China could have a materially adverse effect on our business operations and financial condition.

We presently have six gas-phase condensation reactors in our prototype facility in Santa Ana, California and, while we are presently building an additional 12 reactors, will require significant scale-up should a successful commercial validation occur.

If we are successful in achieving commercial validation of our QSI-Nano® iron catalysts, we will likely be required to significantly expand our base of reactors in a relatively short period of time. We have no experience in large-scale manufacturing, including the planning, design, permitting, build-out, and operation phases. Further, if we are required to expand we would likely need to do so in a state other than California, such as southern Nevada, given the extremely high electricity costs in California, and electricity being the largest component of our cost of goods. In sum, there is a host of issues surrounding a major manufacturing expansion, which will place significant burden on our management, financial, and other resources, all of which could have an effect on our overall business.

Warranty claims and product liability claims could harm our business, results of operations and financial condition.

Through the introduction of our nanocatalysts for use in the chemicals sector (with ammonia being the lead application), we will be exposed to potential warranty and product liability claims in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury or property damage (or both). Although we do not anticipate any claims, such claims may arise despite our quality controls and proper testing, either due to a defect during manufacturing or due to any individual or enterprise’s improper use of our products. In addition, if any of our products are or are alleged to be defective, then we may be required to participate in a recall of them. If a warranty or product liability claim is brought against us, regardless of merit or eventual outcome, such claim or recall may result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigation, loss of revenue, and the inability to commercialize some products.

Risks Related to the Battery Industry

Our success is highly dependent on our ability to develop and introduce new and advanced products, technologies, and processes in a very competitive market.

To achieve market share in the battery industry, it is important to continually develop new and advanced products, technologies, and processes. There is no assurance that competitors’ new products, technologies, and processes will not render our existing products obsolete or non-competitive. Alternately, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our competitiveness in the battery market therefore relies upon our ability to successfully market and deploy our metal-air battery products and to continually enhance and improve our metal-air battery products. Although we are introducing an alternative to traditional Ni-MH, Li-ion and Li-polymer batteries, we must continue to enhance our current products, establish the shelf-life of our MetAir® batteries, introduce new products, and develop and implement new technologies and processes. If our competitors develop new products with more enhanced features than our products, our financial condition and results of operations would be materially and adversely affected.

The research and development of new products and technologies is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within anticipated timeframes, if at all. Our failure to technologically evolve and/or develop new or enhanced products may prevent us from gaining market share in the battery market. In addition, in order to compete effectively in the battery industry, we must be able to launch new products to meet our customers’ demands in a timely manner. However, we cannot provide assurance that we will be able to develop, manufacture or introduce new products in a timely manner. In addition, new product introductions and applications are risky, and may suffer from a lack of market acceptance, delay in related product development and failure of new products to operate properly. Any failure by us to successfully launch new products, or a failure by our customers to accept such products, could adversely affect our operating results.

As we establish our customer base and demand for our products, any significant order cancellations, reductions or delays by our customers could materially adversely affect our business.

We anticipate that our sales, at least for the foreseeable future commencing in the first quarter of 2015, will be made primarily pursuant to individual purchase orders rather than through long-term supply arrangements. We plan to work with our customers to develop nonbinding forecasts of future requirements. Based on these forecasts, we propose to make commitments regarding the level of business that we will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each customer and generally affecting each customer’s industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered or products completed and, in certain circumstances, payment for materials purchased and charges associated with such cancellation, reduction or delay. Significant or numerous order cancellations, reductions or delays by our customers could have a material adverse effect on our business, financial condition or results of operations.

The battery industry is subject to supply shortages and any delay or inability to obtain product components may have a material adverse effect on our business.

The battery industry is subject to supply shortages, which could limit the amount of supply available of certain required battery components. Although the components for our metal-air battery products differ from those of traditional batteries, any delays or inability to obtain the supplies we need in order to manufacture our metal-air battery products may have a material adverse effect on our business. We cannot assure investors that we will not be subject to any future shortages in supplies or components since any such shortage will generally be caused by and result from circumstances that are out of our control.

Due to our limited manufacturing capabilities, we may not be able to increase our manufacturing output in order to meet the demands of customers or to maintain our competitiveness.

From the proceeds of our recent private placements, we anticipate the expansion of our manufacturing capabilities. To date, we have only manufactured our catalysts and metal-air battery cathodes and cells on a small scale. While we intend to outsource all of the assembly and manufacturing of our metal-air batteries, with the exception of nanocatalysts, as well as the manufacture of, the critical gas diffusion electrode (which we intend to exclusively manufacture given the trade secrets associated therewith), if we are not able to increase our manufacturing output and maintain or reduce our unit production costs, we will not be able to meet customer demand for our products or will lose future anticipated customers due to our inability to manufacture cost-effective products. Our ability to increase our manufacturing output is subject to certain significant limitations, including:

•	Our ability to source one or more third party battery manufacturers to manufacture all of the components of our MetAir® batteries (other than the nanocatalysts and the batter cathodes);

•	Our ability to expand, train and manage our employee base and maintain quality control with our vendors;

•	Delays and cost overruns, due to increases in raw material prices and problems with equipment vendors;

•	Delays or denial of required approvals and certifications by relevant government authorities;

•	Diversion of significant management attention and other resources; and

•	Failure to execute our expansion plan effectively.

If we are not able to effectively manage the need for increased manufacturing capabilities, we may not be able to meet customer demands and may experience quality control problems. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our operating results and profits, if any. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by any increased market for our products.

As manufacturing becomes a larger part of our operations, we will become exposed to accompanying risks and liabilities.

If we are successful in marketing our metal-air batteries, in-house cathode and catalyst manufacturing, then outsourced assembly and manufacturing of our metal-air batteries will become a significant part of our business. Accordingly, we expect to become increasingly subject to various risks associated with the manufacturing and supply of products, including the following:

•	Repair or replacement of defective products;

•	Liability for direct, special, consequential and other damages, even if manufacturing or delivery is outsourced in large part;

•	Accidents typically associated with processes involving large machinery, fuels and chemicals, any or all of which may lead to accidents involving bodily harm, destruction of facilities and environmental contamination and associated liabilities;

•	As to overseas manufacturing (particularly relating to the injection molded components of our battery systems), risks associated with quality control, currency exchange rates, foreign laws and customs, timing and loss risks associated with overseas transportation and potential adverse changes in the political, legal and social environment in the host county; and

•	Defense or indemnification of customers if we license or supply products that infringe on third-party technologies or violate government regulations.

Any failure to adequately manage risks associated with the manufacture and supply of materials and products could lead to losses (or smaller than anticipated gross profits) from this segment of our business and/or significant liabilities, which would harm our business, operations and financial condition.

We depend upon several sole-source and limited-source third-party suppliers.

We rely on certain suppliers as the sole-source, or as a primary source, of certain services, raw materials and other components of our products.  We do not yet have long-term supply or service agreements in place with any such suppliers.  As a result, the providers of such services and components could terminate or alter the terms of service or supply with little or no advance notice.  If our arrangements with any sole-source supplier were terminated, or if such a supplier failed to provide essential services or deliver essential components on a timely basis, failed to meet our product specifications and/or quality standards, or introduced unacceptable price increases, our production schedule would be delayed, possibly by as long as one year.  Any such delay in our production schedule would result in delayed product delivery and may also result in additional production costs, customer losses and litigation.

Warranty claims, product liability claims and product recalls could harm our business, results of operations and financial condition.

Through the introduction of our metal-air batteries, we will be exposed to potential warranty and product liability claims in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury or property damage (or both). Although we do not anticipate any claims, such claims may arise despite our quality controls, proper testing and instruction for use of our products, either due to a defect during manufacturing or due to any individual or enterprise’s improper use of our products. In addition, if any of our products are or are alleged to be defective, then we may be required to participate in a recall of them. If a warranty or product liability claim is brought against us, regardless of merit or eventual outcome, or a recall of one of our products is required, such claim or recall may result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigation, additional product recalls, loss of revenue, and the inability to commercialize some products.

Risks Related to an Investment in our Common Stock

You may find it difficult to sell our common stock.

There has been no public market for any of our securities, including the common stock comprising the units sold in our prior private placements. We cannot assure you that an active trading market for our common stock will develop or be sustained following the Merger. The development of a trading market is further limited by a one-year lock-up of our stockholders following the Merger. Further, the offering prices used in our prior private placements were determined by management and not indicative of the prices that will prevail in the trading market, if and when one develops. Regardless of whether an active and liquid public market exists, negative fluctuations in our actual or anticipated operating results will likely cause the market price of our common stock to fall, making it more difficult for you to sell our common stock at a favorable price, or at all.

There is limited liquidity in our common stock.

Our common stock may only be resold if registered under the Securities Act, or pursuant to an exemption from registration thereunder, including Rule 144. Rule 144 is only available if there is a public market for our securities and current information regarding us is publicly available. Any transfer of our common stock may also be restricted by state “blue sky” securities laws. As a result, investors should be aware that in the absence of registration of our common stock under the Securities Act (and under any applicable state “blue sky” laws), or the availability of an exemption from registration, the shares of common stock may not be sold and, thus, must be held by the purchasers thereof for an indefinite period of time.

We intend to issue additional stock options to employees and consultants in the future, which will result in dilution to existing and new investors.

In the future, we will provide additional compensation to our employees, officers, directors, consultants and independent contractors through an equity incentive plan. Our equity incentive plan permits the issuance of options to purchase shares of common stock and restricted shares of our common stock. Because stock options granted under the plan will generally only be exercised when the exercise price for such option is below the then market value of the common stock, the exercise of such options will cause dilution to the book value per share of our common stock and to existing and new investors.

We do not intend to pay dividends on our common stock in the foreseeable future.

You should not rely on an investment in our common stock to provide dividend income.  It is our present intention that all future earnings, if applicable, will be reinvested and used for ongoing product development as well as working capital. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors deems relevant. In addition, our ability to pay dividends may be limited or prohibited by the terms of future financings and/or credit facilities. Accordingly, investors in our common stock should not expect dividends to be paid on their shares of common stock in the foreseeable future. Further, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions in our Articles of Incorporation and Bylaws or provisions of Nevada law could prevent or delay a change in control, even if a change of control would benefit our stockholders.

Provisions of our Articles of Incorporation and Bylaws, as well as provisions of Nevada law, could discourage, delay or prevent a merger, acquisition or other change in control, even if a change in control would benefit our stockholders. These provisions:

•	Establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	Authorize our board of directors to issue “blank check” preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

•	Require the written request of at least 75% of the voting power of our capital stock in order to compel management to call a special meeting of the stockholders; and

•	Prohibit stockholder action by written consent and require that all stockholder actions be taken at a meeting of our stockholders, unless otherwise specifically required by our Articles of Incorporation or the Nevada Revised Statutes.

In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain Nevada corporations in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise

•	One-fifth or more, but less than one-third;

•	One-third or more, but less than a majority; or

•	A majority or more, of all of the voting power of the corporation in the election of directors.

Once an acquirer crosses one of these thresholds, shares, which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest, become “control shares.” These laws may have a chilling effect on certain transactions if our Articles of Incorporation or Bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada law also provides that if a person is the “beneficial owner” of 10% or more of the voting power of certain Nevada corporations, such person is an “interested stockholder” and may not engage in any “combination” with the corporation for a period of three years from the date such person first became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder. Another exception to this prohibition is if the combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting, no earlier than three years after the date that the person first became an interested stockholder. These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its Articles of Incorporation not to be governed by these particular laws.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of, the corporation.

Risks Related to Our Securities, Tax Concerns And Reporting Requirements

There is a limited market for our common stock.

Only a very limited trading market currently exists for our common stock. As a result, any broker/dealer that makes a market in our common stock or other person that buys or sells our common stock could have a significant influence over our common stock price at any given time. We cannot assure our stockholders that a market for our common stock will be sustained. There is no assurance that our shares will have any greater liquidity than shares which do not trade on a public market, particularly given recent changes in legislation related to shell companies which will further restrict the ability of our stockholders to sell their shares in the public market. In February 2008, the Securities and Exchange Commission amended Rule 144, and now holders of shares in any company that was a shell company and subsequently acquired business operations via a merger, such as the Registrant, are subject to a longer holding period before being eligible to sell their shares pursuant to Rule 144.

Our stock price is likely to be volatile.

There is generally significant volatility in the market prices and limited liquidity of securities of companies at our stage. Contributing to this volatility are various events that can affect our stock price in a positive or negative manner. These events include, but are not limited to: governmental regulations or actions; market acceptance and sales growth of our products; litigation involving our industry; developments or disputes concerning our patents or other proprietary rights; departure of key personnel; future sales of our securities; fluctuations in our financial results or those of companies that are perceived to be similar to us; investors’ general perception of us; announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments, and general economic, industry and market conditions. If any of these events occur, it could cause our stock price to fall.

The price of our common stock may be adversely affected by the future issuance and sale of shares of our common stock or other equity securities.

We cannot predict the size of future issuances or sales of our common stock or other equity securities future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or other equity securities or announcement that such issuances and sales may occur, could adversely affect the market price of our common stock. As of April 14, 2014, we had 21,377,066 shares of common stock issued and outstanding, and an additional 478,622,934 shares of common stock and 10,000,000 shares of preferred stock authorized for issuance. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock and may impair our ability to raise additional capital through the sale of equity securities.

Our reduced stock price may adversely affect our liquidity.

Our common stock has no trading history.  Many market makers are reluctant to make a market in stock with a trading price of less than $1.00 per share.  To the extent that we have fewer market makers for our common stock, our volume and liquidity will likely decline, which could further depress our stock price.

Additional risks may exist since we became public through a “reverse merger.”

Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firms.  Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock.  We cannot assure you that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

Our reporting obligations as a public company are costly.

Operating a public company involves substantial costs to comply with reporting obligations under federal securities laws, which are continuing to increase as provisions of the Sarbanes-Oxley Act of 2002 are implemented. We may not reach sufficient size to justify our public reporting status. If we were forced to become a private company following the Merger, then our stockholders may lose their ability to sell their shares and there would be substantial costs associated with becoming a private company.

Our shares are “penny stock”.

In general, “penny stock” includes securities of companies which are not listed on the principal stock exchanges and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2 million ($5 million if the issuer has been in continuous operation for less than three years), or which have recorded revenues of less than $6 million in the last three years. As “penny stock,” our stock therefore is subject to Rule 15g-9, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and “accredited investors” (generally, individuals with net worth in excess of $1 million or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are the officers or directors of the issuer of the securities). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our stock, and therefore may adversely affect stockholders’ ability to sell the stock in the public market.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members of the board of directors.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the OTCBB and other applicable securities rules and regulations. Compliance with these rules and regulations requires significant legal and financial compliance costs, makes some activities more difficult, time-consuming or costly and increases demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company with these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members for our board of directors, particularly to serve any committees, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

We will be obligated to develop and maintain proper and effective internal controls over financial reporting.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting annually. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC.

We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors. We are and we will remain an “emerging growth company,” as defined in the JOBS Act until the earliest to occur of: (1) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (2) the last day of the fiscal year where we have total annual gross revenues of at least $1.0 billion; (3) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30; and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

For so long as we remain an emerging growth company, we will not be required to:

•	Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	Submit certain executive compensation matters to shareholder non-binding advisory votes;

•	Submit for shareholder approval golden parachute payments not previously approved; and

•	Disclose certain executive compensation related items such as the correlation between executive compensation and financial performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation, when such disclosure requirements are adopted.

In addition, Section 102(b)(1) of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We cannot predict if investors will find our common stock less attractive because we may rely on some of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

We have not entered into any lock-up agreements with any of our existing shareholders. As a result, sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur following the first anniversary of the close of the Merger, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements, including, among other things, discussions as to our business strategies, expectations, market position and services, anticipated revenues and performance, future operations, profitability, liquidity and capital resources. Words including, but not limited to, “may,” “will,” “likely,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “seek,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are generally reasonable and reflect the current views of our management, such statements are inherently uncertain, and we can give no assurance that such statements will ultimately prove to be correct. Our operations are subject to a number or uncertainties and risks, many of which are outside our control, and any one of which, or any combination of which, could materially adversely affect our results of operations. Important factors, including, but not limited to, those discussed in the section titled “Risk Factors,” beginning on page 31 of this Form 8-K, could cause actual results to differ materially from such statements. Therefore, you are cautioned not to place undue reliance on these forward-looking statements.

These forward-looking statements may relate to the following:

•	our future operating results and business prospects;

•	our ability to develop and market products that compete effectively in our targeted market segments;

•	market acceptance of our current and future products and the degree and nature of our competition;

•	our ability to meet customer demand;

•	our ability to protect and enforce our current and future intellectual property;

•	our ability to obtain sufficient funding to continue to pursue our business plan;

•	our ability to implement a long-term business strategy that will be profitable or generate sufficient cash flow;

•	our ability to manage our foreign manufacturing and development operations and international business risks;

•	the loss of any of our key members of management;

•	changes in our industry, interest rates or the general economy; and

•	changes in governmental regulations, tax rates and similar matters.

We believe that the expectations reflected in the forward-looking statements are reasonable. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

ITEM 3.02 Unregistered Sales of Equity Securities

Pursuant to the Merger, the Registrant issued 17,177,066 shares of common stock, options to purchase 5,942,078 shares of common stock, and warrants to purchase 9,883,233 shares of common stock. These securities were be issued by the Registrant in reliance upon the exemption from registration under Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended. The 17,177,066 shares issued pursuant to the Merger updates the previously reported 17,176,605 shares disclosed in the Registrant’s Schedule 14f-1, as filed with the Securities and Exchange Commission on April 22, 2014.

Market for the Registrant’s Common Stock

The Registrant’s common stock is quoted on the Over the Counter Bulletin Board (“OTCBB”), under the symbol “WYCC”. There was not an active market and no trading volume during fiscal 2013.

	Closing Bid		Closing Ask
2013	High	Low	High	Low
January 2 thru March 28	$.02	$.02	None	None
April 1 thru June 28.02		.02	None	None
July 1 thru September 30.01		.01	None	None
October 1 thru December 31.01		.01	None	None

2012	High	Low	High	Low
January 3 thru March 30	$.01	$.01	None	None
April 2 thru June 29.01		.01	None	None
July 2 thru September 28.01		.01	None	None
October 1 thru December 31.02		.01	None	None

The above quotations, as provided by OTC Markets Group, Inc., represent prices between dealers and do not include retail markup, markdown or commission. In addition, these quotations do not represent actual transactions.

Description of our Capital Stock

The following is a summary of the pre-Merger stock splits of QSI common stock, pre-Merger capital stock of the Registrant and QSI, and the rights of the common stock, preferred stock, options and warrants of the Registrant and related provisions of the Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on December 1, 2005, as amended on June 7, 2011 and April 25, 2014 (the “Articles of Incorporation”) and the Amended and Restated Bylaws of the Registrant effective April 22, 2014, as amended from time to time (the “Bylaws”). Copies of the Articles of Incorporation and the Bylaws are available upon written request to QuantumSphere, Inc., 2905 Tech Center Dr., Santa Ana, CA 92705, Attn: Corporate Secretary.

Pre-Merger Stock Splits of QSI Common Stock

Prior to the consummation of the Merger, on April 22, 2014, QSI effected a 1-for-10,000 reverse stock split, or the “Reverse Split”, of its issued and outstanding common stock, whereby stockholders owning less than 10,000 shares immediately prior to the Reverse Split received cash (without interest or deduction) from QSI in lieu of any fractional share interests and had no further equity interest in QSI. Immediately following the Reverse Split, on April 22, 2014, QSI effected a 10,000-to-1 forward stock split, or the “Forward Split”, of its issued and outstanding common stock. Upon completion of the Reverse Split and the Forward Split, QSI reduced the number of its outstanding shares of common stock by 593,187 shares. In addition, QSI reduced the number of its shareholders from 282 to 135.

Pre-Merger Conversion of Convertible Debt

Prior to the consummation of the Merger, on April 22, 2014, QSI converted all of its convertible debt obligations into shares of its common stock in accordance with the relevant terms and conditions of the convertible debt instruments. As a result, $6,642,500 in debt and $574,281 in related interest expense were converted into 5,447,194 shares of common stock and warrants to purchase 1,805,645 shares of common stock.

Pre-Merger Capital Stock of the Registrant and QSI

Immediately prior to the Merger, the Registrant had 4,200,000 shares of common stock issued and outstanding and options and warrants issued and outstanding to purchase 3,500,000 shares of common stock (as a result of the surrender and cancellation of 52,825,000 shares of common stock), and QSI had 17,177,066 shares of common stock issued and outstanding, options issued and outstanding to purchase 5,942,078 shares of common stock, and warrants issued and outstanding to purchase 9,883,233 shares of common stock. As a part of the Merger, each share of QSI common stock and each option or warrant outstanding was converted into shares of the Registrant’s common stock and options or warrants to purchase shares of the Registrant’s common stock on a 1-to-1 basis. The 17,177,066 shares of QSI common stock issued and outstanding immediately prior to the Merger updates the previously reported 17,176,605 shares disclosed in the Registrant’s Schedule 14f-1, as filed with the Securities and Exchange Commission on April 22, 2014.

Post-Merger Capital Stock

The Registrant’s authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of the date hereof, no shares of preferred stock have been designated. As of the date of this Current Report on Form 8-K, the Registrant had the following shares, options and warrants issued and outstanding:

•	21,377,066 shares of common stock;

•	Options to purchase 5,942,078 shares of common stock, with a weighted average exercise price of $1.41 and an average weighted expiration of 5.10 years; and

•	Warrants to purchase 13,383,233 shares of common stock, with a weighted average exercise price of $1.75 and an average weighted expiration of 3.81 years.

Accordingly, on a fully-diluted basis, there are 40,702,377 shares of common stock issued and outstanding as of the date of this Current Report on Form 8-K based on the foregoing. The 21,377,066 shares of the Registrant’s common stock issued and outstanding immediately prior to the Merger updates the previously reported 21,376,605 shares disclosed in the Registrant’s Schedule 14f-1, as filed with the Securities and Exchange Commission on April 22, 2014.

Common Stock

Except as otherwise provided by our Articles of Incorporation or Nevada law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and any corporate action, other than the election of directors, requires a majority of the votes cast by holders entitled to vote. Subject to preferences that may be applicable to any outstanding preferred stock and except as otherwise provided by our Articles of Incorporation or Nevada law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, redemption, conversion or other subscription rights under Nevada law. All issued and outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of our preferred stock.

Preferred Stock

Our board of directors has the authority, without action by the holders of our common stock, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	Restricting dividends on our common stock;

•	Diluting the voting power of our common stock;

•	Impairing the liquidation rights of our common stock; or

•	Delaying or preventing a change in control of us without further action by the stockholders.

Options

Upon consummation of the Merger, we will have available the 2014 Equity Incentive Plan under which there will reserved for issuance up to 7,500,000 shares of common stock, and options outstanding thereunder to purchase 5,942,078 shares of common stock at a weighted average exercise price of $1.41 and a weighted average term to expiry of 5.10 years. The 2014 Equity Incentive Plan is a broad-based incentive plan that provides for granting stock options, stock awards, performance awards, and other stock-based awards and substitute awards to employees, service providers and non-employee directors. Option awards granted under the 2014 Equity Incentive Plan typically have required vesting periods between 5 and 10 years, and all options granted under this plan have 10-year contractual lives, unless otherwise specified. When awards are exercised, we will settle the awards by issuing shares of common stock. The 2014 Equity Incentive Plan also has provisions for the granting of performance based awards, where certain milestones or conditions, as determined by our board of directors or a committee thereof, are required to be achieved or met in order for the option award to vest.

Warrants

Upon consummation of the Merger, and assuming the over-allotment option is exercised in full, we will have warrants outstanding to purchase 13,383,233 shares of common stock, with a weighted average exercise price of $1.75, and a weighted average term to expiry of 3.81 years. Outstanding warrants to purchase approximately 7,194,088 shares of common stock have a call feature that provides us with the right to redeem such warrants at any time if, for a period 20 consecutive trading days, the closing bid price of our common stock is $5.00 or more (as reported by a national securities exchange or the Over the Counter Bulletin Board), upon providing five trading days prior written notice to the holder of the warrant. We may redeem these warrants, in whole or in part, at a redemption price equal to $0.01 per share of common stock underlying such warrants.

Dividend Policy

We have never paid or declared dividends on our common stock. We expect that any future credit facility will contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future, as we currently plan to retain any earnings to fund our future growth and repay existing indebtedness. Payments of any cash dividends in the future, however, is within the discretion of our board of directors and will depend on our financial condition, results of operations and capital and legal requirements as well as other factors deemed relevant by our board of directors.

Registration Rights

As part of prior offerings, we have granted unlimited piggyback registration rights to a limited number of investors in our securities. If these shares are registered, they will be freely tradable without restriction under the Securities Act.

Nevada Anti-Takeover Laws and Certain Articles and Bylaws Provisions

Provisions of Nevada law and our Articles of Incorporation and our Bylaws could make the following more difficult:

•	Acquisition of us by means of a tender offer;

•	Acquisition of us by means of a proxy contest or otherwise; or

•	Removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Stockholder Meetings. Our Bylaws provide that special meetings of the stockholders may be called by our Chairman of the board of directors or our President, and must be called by certain of our officers upon the written request of the holders of not less than 75% of the voting power of our capital stock.

No Action by Written Consent. Our Bylaws provide that stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent, except as specifically required by our Articles of Incorporation or the Nevada Revised Statutes.

No Cumulative Voting. Our Articles of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock in our Articles of Incorporation makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Anti-Takeover Provisions. The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain Nevada corporations in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise:

•	One-fifth or more, but less than one-third;

•	One-third or more, but less than a majority; or

•	A majority or more, of all of the voting power of the corporation in the election of directors.

Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Articles of Incorporation or Bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada law also provides that if a person is the “beneficial owner” of 10% or more of the voting power of certain Nevada corporations, such person is an “interested stockholder” and may not engage in any “combination” with the corporation for a period of three years from the date such person first became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder. Another exception to this prohibition is if the combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting called for that purpose, no earlier than three years after the date that the person first became an interested stockholder. These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws.

Presumptions in Changes of Control. Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of, the corporation.

Transfer Agent

The Registrant’s transfer agent and registrar is Interwest Transfer Company, Inc. The address of Interwest is 1981 E. Murray Holladay Rd., Salt Lake City, UT 84117.

Shares Eligible for Future Sale

Prior to the Merger, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

As of the date of this Current Report on Form 8-K, we have 21,377,066 shares of common stock issued and outstanding. All of our shares of common stock held by our existing stockholders as of the date of this Current Report on Form 8-K are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if their resale is registered under the Securities Act or qualifies for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below.

Lock-Up Arrangements. In conjunction with the Merger Agreement, our officers, directors, and stockholders as of the date of this Current Report on Form 8-K have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 365 days after the closing of the Merger.

Rule 144. The shares of common stock sold in our prior offerings are “restricted securities” and may only be resold publicly in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. All prior investors are required to hold their securities for a period of one year from the closing of the Merger. Our prior offerings are further discussed in the section titled “Recent Sales of Unregistered Securities,” beginning on page 53 of this Form 8-K.

Rule 701. Upon the one year anniversary of the close of the Merger, our employees, officers, directors, consultants or advisors who purchased shares from us under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period or availability of current public information provisions of Rule 144.

Equity Plans. We intend to file a registration statement on Form S-8 under the Securities Act for shares of our common stock subject to options outstanding or reserved for issuance under our 2014 Equity Incentive Plan and shares of our common stock issued upon the exercise of options by employees.

Recent Sales of Unregistered Securities

In terms of unregistered sales of securities by the Registrant in conjunction with the Merger, the Registrant issued 17,177,066 shares of common stock, options to purchase 5,942,078 shares of common stock, and warrants to purchase 9,883,233 shares of common stock. The issuances of securities pursuant to the Merger involved shareholders, option holders and warrant holders, of which 33 were non-accredited. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In terms of unregistered sales of securities by QSI over the past three years, they are as follows:

From July 2010 to September 2010, we conducted a private placement of convertible notes in the aggregate original principal amount of $955,000. The convertible notes accrued interest at 10% per annum for the first six months and then at 1% per month thereafter until the one-year anniversary date. The convertible notes were convertible into shares of common stock at the election of the holders and provided for both demand and piggyback registration rights. As part of a subsequent private placement in September 2011, all of the accrued unpaid interest and principal were converted into shares of common stock at a rate of $1.50 per share and into warrants to purchase shares of common stock at a rate of $1.50. The private placement consisted of eight accredited investors and was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. In reliance on our management team, we did not engage any underwriters or broker-dealers.

In September 2011, we conducted a private placement of 447,336 units at a price per unit of $1.50 per unit, for an aggregate offering amount of $671,004. Each unit consisted of one share of our common stock and warrant to purchase one share of our common stock with an exercise price of $1.50 per share. As part of this private placement, we granted piggyback registrations rights. The private placement consisted of 25 accredited investors (including eight accredited investors who converted their convertible notes from a prior private placement) and was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. In reliance on our management team, we did not engage any underwriters or broker-dealers.

In January 2012, we conducted a private placement of a convertible note in the original principal amount of $250,000 along with a warrant to purchase 166,667 shares of our common stock. The convertible note accrued interest at 8% per annum and was convertible into shares of common stock at a rate of $1.50 per share. The convertible note was repaid in May 2013. The private placement consisted of one accredited investor and was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. We did not engage any underwriters or broker-dealers.

From April 2012 to May 2013, we conducted a private placement of convertible notes in the aggregate original principal amount of $1,167,500. The convertible notes accrued interest at 10% per annum and were convertible into shares of common stock at a rate of $0.7159 per share. The convertible notes were issued with warrants to purchase shares of our common stock at a rate of $0.75 per share, where we issued warrants to purchase 1,556,667 shares of common stock. As part of this private placement, we granted piggyback registrations rights. Pursuant to its terms (other than for $25,000 that was previously repaid), all of the accrued unpaid interest and principal were converted into 2,002,716 shares of our common stock immediately prior to the consummation of the Merger. The private placement consisted of seven accredited investors and was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. In reliance on our management team, we did not engage any underwriters or broker-dealers.

In June 2013, we conducted a private placement of convertible notes in the aggregate original principal amount of $1,000,000. The convertible notes accrued interest at 5% per annum and are convertible into units of common stock and warrants at a rate of $1.30 per share. Each unit will consist of one share of common stock and a warrant to purchase three-fifths of one share of our common stock with an exercise price of $1.50 per full share. Pursuant to its terms, all of the accrued unpaid interest and principal were converted into 834,008 shares of common stock and warrants to purchase 500,407 shares of common stock immediately prior to the consummation of the Merger. The private placement consisted of two accredited investors and was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. In reliance on our management team, we did not engage any underwriters or broker-dealers.

In July 2013, we conducted a private placement of our 15% Secured Convertible Notes in the aggregate original principal amount of $500,000. In January 2014, we amended and increased the offering of our 15% Secured Convertible Notes to $4,500,000. We received $4,500,000 of subscriptions pursuant to this private placement. The principal and accrued interest comprising the notes are convertible into units at $1.80 per unit, with each unit consisting of one share of common stock and a warrant to purchase one-half share of common stock for a period of five years at an exercise price of $1.50 per full share. Pursuant to its terms, all of the accrued unpaid interest and principal were converted into 2,610,470 shares of common stock and warrants to purchase 1,305,238 shares of common stock immediately prior to the consummation of the Merger. The private placement in July 2013 consisted of five accredited investors and the amended private placement in January 2014 consisted of eight accredited investors. The original and the amended private placements were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. In reliance on our management team, we did not engage any underwriters or broker-dealers.

In February 2014, we conducted a private placement of units consisting of one share of our common stock and a warrant to purchase one-half share of our common stock at an offering price of $2.00 per unit. Through this private placement, we issued 1,267,000 units consisting of 1,267,000 shares of common stock and warrants to purchase 633,500 shares of common stock for proceeds of $2,534,000. The private placement consisted of 16 accredited investors and was exempt pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. In reliance on our management team, we did not engage any underwriters or broker-dealers.

Item 4.01 Changes in Registrant’s Certifying Accountant

On April 22, 2014, our board of directors dismissed HJ & Associates, LLC, (“HJ&A”), the registered independent public accounting firm for the Registrant, effective immediately. The dismissal of HJ&A was a result of the Registrant’s acquisition of QSI as its wholly owned operating subsidiary through the Merger. The Registrant did not have any disagreements with HJ&A with respect to accounting practices or procedures or financial disclosure. HJ&A was notified of its dismissal.

HJ&A’s report on the Registrant’s financial statements for the fiscal years ended December 31, 2013 and 2012 that did not contain an adverse opinion or a disclaimer of opinion, nor did HJ&A qualify or modify its opinion as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2013 and 2012, and through April 22, 2014, there were no disagreements with HJ&A on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to HJ&A’s satisfaction, would have caused HJ&A to make reference to the subject matter of disagreement in its reports on the Registrant’s financial statements; or reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

We provided HJ&A with a copy of this Current Report on Form 8-K prior to filing it with the Securities and Exchange Commission, and we requested that HJ&A furnish the Securities and Exchange Commission with a letter stating whether HJ&A agrees with the statements made herein and, if it did not agree, the respects in which it does not agree. A copy of HJ&A’s letter, dated April 28, 2014, is filed as Exhibit 16.1 to this Current Report on Form 8-K. We have authorized HJ&A to respond fully to the inquiries of the new independent registered public accounting firm regarding all matters.

On April 22, 2014, our board of directors approved the engagement of Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) to serve as the Registrant’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The decision to change the Registrant’s independent registered public accounting firm was the result of the determination by our board of directors that it was in the best interests of the Registrant following the acquisition of QSI as its wholly owned operating subsidiary, as Squar Milner has been serving as QSI’s auditor.

During the years ended December 31, 2013 and 2012 and through April 22, 2014, the date that Squar Milner was retained as the independent registered public accounting firm of QSI:

•	The Registrant did not consult Squar Milner regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements;

•	Neither a written report nor oral advice was provided to the Registrant by Squar Milner that they concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; and

•	The Registrant did not consult Squar Milner regarding any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K.

ITEM 5.01 Changes in Control of Registrant

Following the Merger, the holders of all of the Registrant’s common stock before the Merger owned 19.6% of the Registrant’s common stock after the Merger. The former stockholders of QSI now own 80.4% of the Registrant’s common stock.

The information set forth in Item 2.01, Item 3.02 and Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 5.01 in its entirety by reference.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In conjunction with the Merger, and effective as of April 22, 2014 (the effective date of the Merger), Cornelius Hofman resigned from his positions as Chief Executive Officer, Chief Financial Officer, President and sole director of the Registrant.

Effective as of April 22, 2014, Kevin D. Maloney, Richard J. Berman, Marc H. Goroff, Steven S. Myers, Francis C. Poli, Robert S. Venable and Jeffery W. Palmer were appointed as directors by the resigning sole director. Further information about these directors, including the board of directors committees on which these directors will serve, may be found below in the section titled “Executive Officers and Directors”, on page 58 of this Current Report on Form 8-K.

Effective as of April 22, 2014, the following officers of the Registrant were appointed: (1) Kevin D. Maloney, Chief Executive Officer and President; (2) R. Douglas Carpenter, Chief Technology Officer; (3) Gregory L. Hrncir, Chief Strategy Officer and General Counsel; (4) Stephen C. Gillings, Chief Financial Officer and Treasurer; (5) Thomas Candelaria, Executive Vice President, Corporate Development; (6) Sangkeun (S.K.) Park, Vice President, Battery Manufacturing; and (7) Vito A. Canuso, Vice President, Intellectual Property. We have entered into employment agreements with the following members of our management team, Kevin D. Maloney, Gregory L. Hrncir, R. Douglas Carpenter, and Thomas Candelaria. The employment agreements are further discussed in the section titled “Employment Agreements and Compensation Arrangements”, on page 58 of this Form 8-K. Further information about these officers may be found below in the section titled “Executive Officers and Directors”, on page 58 of this Current Report on Form 8-K.

Our directors, as named above, will serve until the next annual meeting of our stockholders or until their successors are duly elected and have qualified. There is no arrangement or understanding between any of the directors or officers of the Registrant and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current directors to our board of directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

There are no agreements or understandings for any officer or director to resign at the request of another person, and none of the officers or directors is acting on behalf of, or will act at the direction of, any other person. Kevin D. Maloney, our Chairman, President and Chief Executive Officer, is the step-son of Marc H. Goroff, Ph.D., a member of our board of directors. Other than this relationship, there are no other familial or related party relationships or transactions between the Registrant and our officers, directors or advisory members of the board of directors.

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages as of April 22, 2014:

Name	Age	Position

Kevin D. Maloney, MBA	41	Chairman, Chief Executive Officer and President

R. Douglas Carpenter, Ph.D.	62	Chief Technology Officer

Gregory L. Hrncir, Esq.	47	Chief Strategy Officer and General Counsel

Stephen C. Gillings, MBA	64	Chief Financial Officer and Treasurer

Thomas Candelaria	53	Executive Vice President, Corporate Development

Sangkeun (S.K.) Park	63	Vice President, Manufacturing

Vito A. Canuso, Esq.	54	Vice President, Intellectual Property

Richard J. Berman, JD / MBA	71	Director

Marc H. Goroff, Ph.D.	51	Director

Steven S. Myers	67	Director

Francis C. Poli, Esq.	51	Director

Robert S. Venable, CFA, MBA	51	Director

Jeffery W. Palmer	51	Director

Kevin D. Maloney, MBA is the Chairman, Chief Executive Officer and President of the Registrant, has served in the same capacities with QSI since January 2003, and is a co-founder of QSI. Mr. Maloney is responsible for our vision, business strategy, and marketing execution and has helped secure more than $25 million in funding since our inception in 2002. Prior to co-founding QSI, Mr. Maloney was Vice President of Institutional Sales and Marketing at First American Corp. (NYSE: FAF) working in the Capital Management and Trust Division. Previously, Mr. Maloney served as principal and compliance officer at Pacific Investment Management Company (PIMCO), an institutional investment advisory firm with nearly $2 trillion in assets under management, where he also held FINRA Series 7, 26, 63, and 65 securities licenses. Immediately after college, Mr. Maloney helped develop an all-natural fruit smoothie product, which grew into a leading pre-packaged solution for convenient, healthy, freshly blended beverages, selling more than 10 million units nationally before getting acquired by a large fruit packer. Mr. Maloney has been awarded several U.S. patents and earned his B.A. from the University of California, Irvine and a MBA from Pepperdine University. Based on the above-described expertise, background and experience, we believe that Mr. Maloney is qualified to serve as a member of our board of directors.

Douglas Carpenter, Ph.D. is the Chief Technology Officer of the Registrant, has served in the same capacity with QSI since January 2003, and is a co-founder of QSI. Dr. Carpenter is the inventor of QSI’s patented manufacturing process. His background includes over 30 years of senior technology and business leadership positions servicing military, industry and government research institutions. Previously, Dr. Carpenter served as the chief scientist of Technanogy, a nanomaterials manufacturing company focused on the production of nano-aluminum particles for enhanced rocket propellant. Prior to Technanogy, Dr. Carpenter served as staff scientist at Hercules Aerospace Company and as staff scientist at Aerojet, a world-recognized aerospace and defense leader serving the missile, space propulsion, defense and armaments markets. Previously, Dr. Carpenter held a faculty position at University of the Pacific, California and he was a member of the staff at the Facility for Advanced Instrumentation at the University of California, Davis. Dr. Carpenter earned an M.S. in organic chemistry from University of the Pacific and a Ph.D. in Materials Science and Engineering from the University of California-Davis where he concentrated on fracture testing and fabrication of functionally graded titanium/titanium-monoboride materials. Dr. Carpenter holds several patents and has authored numerous publications in the area of materials science.

Gregory L. Hrncir, Esq. is the Chief Strategy Officer and General Counsel of the Registrant and has served as Chief Strategy Officer since September 2011 and as General Counsel since February 2005. For over 19 years, Mr. Hrncir has served as securities and corporate counsel for a broad range of private and publicly traded companies, principally focusing on emerging growth technology companies. Mr. Hrncir has significant experience regarding IPOs, M&A transactions, structuring companies and complex business transactions, joint ventures, strategic partnerships, Exchange Act public company reporting, Securities Act registration statements, and Sarbanes-Oxley compliance. Mr. Hrncir currently serves on the board of directors of PayScan America, Inc. and Mobilogix, Inc., each of which is privately held. Mr. Hrncir received a Bachelor of Science from Arizona State University and a Juris Doctor degree from Whittier Law School. Mr. Hrncir is a member of the Arizona and California State bars and numerous philanthropic and industry associations.

Stephen C. Gillings, MBA is the Chief Financial Officer of the Registrant and has served in the same capacity with QSI since September 2013. Mr. Gillings has over 25 years of experience in management positions, primarily with publicly traded companies. During the period 2011 through August 2013, Mr. Gillings served as Controller of AllDigital, a publicly traded company that provides digital broadcasting solutions, where Mr. Gillings was responsible for the accounting department, cash reporting, preparation of 34’ Act reports, preparation of quarterly reviews and annual audits.  Previously, from 2006 to 2010, Mr. Gillings served as Vice President, Finance for QSI and had responsibility over all accounting functions, cash reporting, monthly management reports, and preparation of quarterly reviews and annual audits.  Prior to initially joining QSI, Mr. Gillings was with I/O Magic Corporation, a publicly traded company for over eight years serving in the capacity of Controller, VP Finance, and ultimately as Chief Financial Officer for the final three years. Mr. Gillings earned a B.S. degree with an emphasis in accounting from the University of California, Berkeley and an MBA in finance from California State University at Fullerton.

Thomas Candelaria is the Executive Vice President, Corporate Development of the Registrant and served in the same capacity with QSI since mid-2012. Prior to joining QSI, he served as Director of Corporate Development for Single Touch Systems, Inc. (SITO.OB) from December 2009 to January 2011. Mr. Candelaria has over 20 years of experience in developing, negotiating, and managing complex international businesses development, finance, and partnership transactions in a broad range of industries. In addition, Mr. Candelaria has participated in multiple angel round and late stage investments and private equity transactions in excess of $100 million. As an experienced early stage investor, he has launched several companies, most recently serving as President of Stream Works Technologies, Inc. in May 2009. In 1997, he co-founded and served as Vice President and Chief Financial Officer of Digital On-Demand, Inc., a private digital music distribution company that was sold in 2000 to Yucaipa Holdings, Inc., the parent company of Alliance Entertainment, which ranked among the world’s largest entertainment companies and later merged into Source Interlink. Previously, Mr. Candelaria was an Executive VP with Paine Webber, and Prudential Bache securities. A graduate from University of California, Santa Barbara with a Bachelor’s in Business Economics, Mr. Candelaria was also a member of the 1979 NCAA Division 1 National Championship Water Polo team.

Sangkeun (S.K.) Park is the Vice President, Manufacturing of the Registrant for our proprietary nano-catalyst manufacturing and zinc-air battery cells and related portable power systems. Mr. Park served as Vice President, Battery Manufacturing during the period July 2012 through May 2014, and Vice President, Manufacturing since June 1, 2014. Mr. Park is a seasoned battery engineer with more than 35 years of experience in the design, process development, manufacture and quality control of multiple commercial and medical grade battery systems. Mr. Park has an outstanding record of project management, technology transfer, continuous quality improvement, and cost reduction, and, coupled with his significant experience in managing Six Sigma projects in battery manufacturing industries, is highly regarded by peers as an expert in zinc-air batteries. Mr. Park commenced his career in 1977 with Rayovac Corporation, the world’s largest zinc-air battery manufacturer, where he served as a Project Engineer, Process Engineer, Quality Process Engineer, and ultimately Senior Project/Process Engineer over his 25 year career with Rayovac. Mr. Park supervised cathode, anode, electrolyte, plastic molding, battery assembly, molded part treatment, and cathode web coating process areas with Rayovac and has been involved with virtually every facet of zinc-air batteries from initial design to mass production. Following his lengthy career with Rayovac, Mr. Park served as Manager, Engineering and Quality with battery manufacturer, EaglePicher Technology, LLC, which was acquired by OM Group (NYSE:OMG), from May 2003 through October 2005. Thereafter, Mr. Park served as Principal Process Development Engineer for Medtronic, Inc., one of the largest medical device companies in the world, from January 2006 until joining QSI in July 2012. Mr. Park is a holder of U.S. Patent No 6372381, Duplex-Coated Cathode Cans, May 2002. He earned his B.S. in Electrical Engineering from Yonsei University in Korea, is a Certified Quality Engineer (CQE) by American Society for Quality, is certified by the University of Minnesota for Project Management, and is Lean Sigma GB certified and Lean Sigma BB trained.

Vito A. Canuso, Esq. is the Vice President, Intellectual Property of the Registrant and served in the same capacity with QSI since 2008. Mr. Canuso joined us from Knobbe Martens Olson & Bear, where he had been practicing as an IP lawyer since 1990 and served as a partner from 1995 to 2008. While his practice has historically focused primarily on IP litigation and IP prosecution matters, Mr. Canuso more recently spent a great deal of his time assisting startup companies in IP strategy. During his career, Mr. Canuso has handled numerous IP litigation matters dealing primarily with the enforcement and defense of patent infringement and trademark infringement issues. The technology involved in those litigation matters has included consumer electronics, semiconductor processing equipment, medical devices, pharmaceuticals, telephony, motorized watercraft, controllers, and circuit board devices. He has litigated cases before district courts throughout the United States and before the International Trade Commission, as well as appeals to the Federal Circuit. His patent prosecution docket has focused primarily on clean technology, including electrochemical applications, and medical devices for numerous life science applications in the cardiovascular and pulmonary fields. Mr. Canuso’s clients have ranged from international conglomerates with massive IP portfolios, to small domestic companies looking to build upon emerging technology. Mr. Canuso received his Juris Doctor degree from the University of San Diego. He earned a Master of Science degree in Environmental Health Engineering from the University of Notre Dame and a Bachelor of Science degree in Mechanical Engineering from Villanova University.

Richard J. Berman, JD / MBA is a member of the Registrant’s board of directors and served in the same capacity with QSI since September 2011. Mr. Berman serves as a director of over a dozen public and private companies, such as Broadcaster, Inc., Easylink Services International, Inc., Advaxis, Inc., and Neostem, Inc. Mr. Berman’s business career spans over 35 years of venture capital, senior management and merger and acquisitions experience. From 2006 to 2011, Mr. Berman was Chairman of National Investment Managers, a company with $12 billion in pension administration assets. In June 2011, he became chairman of the International Corporation for Project Finance LLC, a leading private infrastructure finance company involved in over $10 billion of projects. From 1998 to 2000, he was employed by Internet Commerce Corporation (now Easylink Services) as Chairman and CEO. Prior to 1998, Mr. Berman worked at Goldman Sachs and was Senior Vice President of Bankers Trust Company. Mr. Berman is a past Director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. Based on the above-described expertise, background and experience, we believe that Mr. Berman is qualified to serve as a member of our board of directors.

Marc H. Goroff, Ph.D. is a member of the Registrant’s board of directors and served in the same capacity with QSI since December 2004. Dr. Goroff is Chief Technology Officer and Co-Founder of QuorumLabs, Inc. and has served in this capacity since January 2008. QuoromLabs is a provider of hybrid-cloud solutions for disaster recovery of data. Dr. Goroff is a serial hardware and software technology entrepreneur, and has 20 years of groundbreaking experience in business, technology and academia. Through mergers and acquisitions, he continued to lead software development at Digital Island, Exodus, and Cable & Wireless. Dr. Goroff served as the Director of Software Development at Sandpiper Networks, and Vice President of Engineering at Reliable Distributed Information Corporation. His diverse experience has ranged from developing embedded code for real-time micro-controllers to operating system development on the world’s fastest supercomputers. Dr. Goroff remained at California Institute of Technology to perform advanced research in the applications of supercomputers to theoretical physics. Dr. Goroff left academia to found Parasoft, a company that develops tools for parallel computing. Dr. Goroff holds a B.S. in Physics and Ph.D. in Theoretical Physics from the California Institute of Technology. Based on the above-described expertise, background and experience, we believe that Dr. Goroff is qualified to serve as a member of our board of directors.

Steven S. Myers is a member of the Registrant’s board of directors and served in the same capacity with QSI since September 2011.  Mr. Myers is lead director at Neostem, Inc. (Nasdaq: NBS), where he serves as Chairman of its Governance & Nominating committee and on their Compensation and Audit Committee.  Mr. Myers is Chairman and CEO of Dolphin Capital Holdings, Inc., a private equity investment firm that invests in businesses with innovative business strategies. Dolphin’s portfolio includes companies in regenerative medicine, biomedical technology, applied materials, distressed debt portfolio management, business aviation and other industries.  He has served on several public and private boards. In 1982, Mr. Myers founded SM&A (Nasdaq: WINS), a $100 million revenue global management consulting business with over 800 employees that specializes in winning competitive proposals and supporting client developmental programs in the aerospace & defense sector. He served as Chairman and CEO of SM&A until his retirement in March 2007.  He had a successful career in the aerospace and defense sector before founding SM&A. Mr. Myers graduated from Stanford University with a B.S. in Mathematics and has a strong technical background in systems engineering and program management.  He is an Ernst & Young Entrepreneur of the Year and a two time Air Force veteran. Based on the above-described expertise, background and experience, we believe that Mr. Myers is qualified to serve as a member of our board of directors.

Francis C. Poli, Esq. is a member of the Registrant’s board of directors and served in the same capacity with QSI since November 2006. Mr. Poli has over 27 years of experience in the financial services industry and is currently general counsel, executive vice president and secretary of Cohen & Steers, Inc. (NYSE: CNS), a diversified financial services firm with over $45 billion in assets under management. He is a member of the firm’s executive committee and is responsible for all legal and compliance matters, including activities in Europe and Asia. He is President of the firm’s broker dealer, is a member of the firm’s Risk Committee and is Secretary of Cohen & Steers Funds. Prior to joining Cohen & Steers in 2007, Mr. Poli spent nine years with Allianz Global Investors (AGI), one of the world’s largest asset managers, as Managing Director, Chief Legal Officer and Director of Compliance while serving on the firm’s Operating Committee and Risk, Oversight and Controls Committee. He earned his undergraduate degree at Boston College and law degree at Pace University. Mr. Poli is a member of the New York and Connecticut Bars, the New York City Bar Association’s Committee on Investment Management Regulation and maintains series 3, 7, 24 and 63 licenses. Mr. Poli is also a Trustee of the Leopold Schepp Foundation, a non-profit organization that provides grants for higher education. Based on the above-described expertise, background and experience, we believe that Mr. Poli is qualified to serve as a member of our board of directors.

Robert S. Venable, CFA, MBA is a member of the Registrant’s board of directors and served in the same capacity with QSI since January 2006. From January 2009 to the present, Mr. Venable has served as Managing Director and Chief Financial Officer of SW Asset Management, LLC, an investment management firm. During the period January 2007 through December 2008, Mr. Venable served as Chief Financial Officer/Chief Operating Officer of Game 7 Entertainment, Inc., which provides online fundraising services to youth groups, schools and charities. Previously, as Chief Investment Officer for First American Capital Management, an investment advisor providing services to institutional, endowments, foundations and high-net-worth clientele, Mr. Venable led all investment decision-making activities as well as the investment operations, securities trading, and compliance efforts of the firm. Prior to joining First American, Mr. Venable served as Vice President in charge of Global Asset Allocation at PIMCO Advisors, L.P. He also held the position of Vice President, Equity Portfolio Manager at Pacific Investment Management Company (PIMCO). Mr. Venable received his MBA in Finance, graduating with Distinction, from the Wharton School of Business of the University of Pennsylvania and earned a BS in Electrical Engineering and Computer Sciences from the University of California, Berkeley, graduating with High Honors. He has held a number of securities licenses including the Series 6 and 66. Mr. Venable also earned the Chartered Financial Analyst designation and is a member of the Los Angeles Society of Financial Analysts. He is also a member of the Phi Beta Kappa Honor Society. Based on the above-described expertise, background and experience, we believe that Mr. Venable is qualified to serve as a member of our board of directors.

Jeffery W. Palmer is a member of the Registrant’s board of directors. Mr. Palmer is the founder and Chief Executive Officer of RIMPORTS (USA) LLC, a manufacturer of scented wax and ceramic wax melters based in Provo, Utah. Prior to founding RIMPORTS (USA) LLC in 2005, Mr. Palmer founded and served as President and Managing Director of Rimports International LTD., a consulting company focusing on the manufacture of goods in or the purchase of goods from China. From 1992 to 2001, Mr. Palmer served as Far East Area Director for ICON Health & Fitness, where he led the transition of ICON’s Taiwan-based manufacturing facilities to China and oversaw manufacturing and resource management throughout Asia. In 2000, Mr. Palmer received his MBA from Northwestern University and his Executive MBA from Hong Kong University of Science and Technology with concentrations in marketing and finance within an Asian business core. In 1991, Mr. Palmer earned a BA in Chinese and a BA in Philosophy from Brigham Young University. Based on the above-described expertise, background and experience, we believe that Mr. Palmer is qualified to serve as a member of our board of directors.

Risk Oversight Process; Board Committees

Our board of directors has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

Our board of directors will establish an Audit Committee, a Nominating and Governance Committee and a Compensation Committee under charters that will be approved by our board. Our board of directors will appoint members to the Audit Committee and the Compensation Committee that are independent as defined under the rules of the NASDAQ Capital Market and the independence requirements contemplated by Rule 10A-3 under the Exchange Act. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire board will be regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole. Francis C. Poli serves as our lead director, where the lead director is a chair position. The committees to be formed are described in detail below.

Audit Committee. The members of our Audit Committee will be Richard J. Berman, Francis C. Poli, and Robert S. Venable with Mr. Venable serving as the chair. Our board has determined that Mr. Venable is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

Our Audit Committee will review information regarding liquidity and operations, and will oversee our management of financial risks. Periodically, our Audit Committee will review our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by our Audit Committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. In particular, the responsibilities of our Audit Committee will include:

•	Appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	Monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	Overseeing our risk assessment and risk management processes; and

•	Preparing the audit committee report required by the rules of the Securities and Exchange Commission.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our registered independent public accounting firm will be approved in advance by our audit committee.

Compensation Committee. The members of our Compensation Committee will be Richard J. Berman, Steven S. Myers and Francis C. Poli with Mr. Berman serving as the chair. The responsibilities of our Compensation Committee will include:

•	Setting salary, bonus, stock options and other benefits for executive officers;

•	Reviewing and approving, consistent with the compensation philosophy adopted by the compensation committee, any annual incentive compensation plan for our chief executive officer and other executive officers, and evaluate the performance of the chief executive officer and other executive officers; and

•	Overseeing and administering our cash and equity incentive plans.

In addition, our Compensation Committee will be responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking.

Nominating and Governance Committee. The members of our Nominating and Governance Committee will be Steven S. Myers, Francis C. Poli and Robert S. Venable with Mr. Myers serving as the chair. Our Nominating and Governance Committee will manage risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. In particular, our Nominating and Governance Committee will:

•	Assist our board by identifying qualified candidates for director, and to recommend to the Board the director nominees for the next annual meeting of stockholders;

•	Lead our board in the annual review of its performance;

•	Recommend to our Board director nominees for each board committee; and

•	Develop and recommend to our board corporate governance guidelines applicable to the company.

Director Independence

As of April 22, 2014, six of our seven directors are deemed to be independent. In making a determination of independence, our board of directors reviewed the relationships and transactions occurring since the beginning of 2012 between each director, the family members of each director and any entities affiliated with each director and the Registrant, our executive officers and our independent registered public accounting firm. In making its determination, our board applies standards for independence set forth by the Securities and Exchange Commission and the Nasdaq Marketplace Rules. In each case, our board determined that Messrs. Berman, Goroff, Myers, Poli, Venable, and Palmer were independent.

Our board has also determined that each member of our Audit, Compensation and Nominating and Governance Committees meets the independence requirements applicable to those committees prescribed by the Securities and Exchange Commission and the Nasdaq Marketplace Rules.

Scientific Advisory Board

The following parties comprise our scientific advisory board. We meet with each of the advisory board members on a periodic basis. Messrs. Olah, Hettiarachchi, and Kayyem each receive an option to purchase 10,000 shares of common stock for each year of service. Mr. Cohen receives an option to purchase 20,000 shares of common stock for each year of service.

George Olah, Ph.D. has served as a member of our Scientific Advisory Board since December 2005. A Nobel Prize Winner in Chemistry (1994), Dr. Olah is currently Director of the University of Southern California’s Loker Hydrocarbon Research Institute and Distinguished Professor in Organic Chemistry. One of the world’s preeminent scholars of hydrocarbon chemistry, Professor George Olah received the 1994 Nobel Prize in Chemistry for groundbreaking work on superacids and his observations of carbocations, a fleeting chemical species long theorized to exist but never confirmed. Dr. Olah is a member of the National Academy of Sciences and a member of foreign academies and societies. He has published over 1,300 scientific papers, 15 books and has been issued some 120 patents. In 2003, he was awarded the Grand Cordon of the Order of the Rising Sun of Japan for his continued work promoting chemistry in Japan. In addition he was awarded the Priestly Medal in 2005 from the American Chemical Society.

Samson Hettiarachchi, Ph.D. has served as a member of our Scientific Advisory Board since April 2010. Dr. Hettiarachchi has 33 years of experience as a college lecturer, researcher, innovator and a technologist. He has held a variety of technical positions at GE Nuclear Energy during the period 1991 to 2009, as Chief Engineer/Physical Sciences, Chief Technologist/Chemistry, Engineering Fellow and Principal Engineer. Prior to joining GE, he held the position of Electrochemist/Senior Electrochemist at SRI International (formerly Stanford Research Institute) from 1984 to 1991, and the position of Lecturer/Senior Lecturer in Chemistry at the University of Colombo, Sri Lanka during the period 1975 to 1983. He also conducted electrochemical research at the University of Karlsruhe, Germany, during the 1979 to 1980 time period. Dr. Hettiarachchi’s research experiences include Physical Chemistry, Electrochemistry, Surface Chemistry, Catalysis, Corrosion and Mitigation of Materials, Battery Technology, Sensor Technology, and In-situ Generation of Nano-particles. He also has extensive experience in New Product Introduction, Marketing and Sales experiences in the US, Japan, Taiwan, Switzerland, Spain, Germany, and Sweden. He has over 100 publications in international journals and conference proceedings. He also holds 27 issued U.S. patents. Dr. Hettiarachchi has earned a B.S. in Chemistry from the University of Colombo, Sri Lanka in 1970, and a Ph.D. degree in Electrochemistry from the University of Cambridge, England in 1976.

John Faiz Kayyem, Ph.D. has served as a member of our Scientific Advisory Board since January 2009 and is a stockholder of QSI. Dr. Kayyem founded and serves as Chief Scientific Officer of GenMark Diagnostics, Inc. GenMark uses advanced electronics and biochemistry to create electronic detectors of specific DNA sequences. GenMark Diagnostics is emerging as an important player in the new field of applied genomics, where it has three FDA approved tests for its XT-8 platform and intends to continue to launch and market new tests in such areas as genetic diseases, cancer, infectious diseases and personalized medicine. Since 1997, Dr. Kayyem has been awarded 32 U.S. patents in nucleic acid detection technology, all licensed to or owned by Clinical Micro Sensors, and has received several research awards including the Beckman Institute Research Fellow in Biology, the Helen G. and Arthur McCallum Fellow and the Office of Naval Research Predoctoral Fellowship. In addition, Dr. Kayyem has many research publications to his credit in such respected journals as the Journal of Organic Chemistry, Journal of American Chemical Society, Journal of Cell Biology, European Journal of Biochemistry, and Chemistry and Biology. Dr. Kayyem serves on the Board of Trustees of The California Institute of Technology. He recently served on the Board of Trustees of The Art Center College of Design. Finally, in support of his passion for renewable fuels, he is a founding board member of Green Depot, a non-profit organization supporting sustainable transportation. Green Depot seeks to build alternative fueling stations that will provide much-needed distribution points for biodiesel, ethanol and other renewable fuels and also serve as educational centers for those seeking information about energy, climate, pollution and transportation. Dr. Kayyem received his combined Master and Bachelor of Sciences in Molecular Biophysics and Biochemistry from Yale University in 1985. He went on to graduate school at The California Institute of Technology and received his Ph.D. in Molecular Biology in 1991.

Jared Cohen has served as a member of our Scientific Advisory Board since May 2012. Mr. Cohen is the Director of Google Ideas, an Adjunct Senior Fellow at the Council on Foreign Relations, a Rhodes Scholar and a non-fiction author. Mr. Cohen previously served as a member of the Secretary of State’s Policy Planning Staff and as a close advisor to both Condoleezza Rice and Hillary Clinton. Mr. Cohen has conducted research in Iran, Iraq, Syria, Lebanon, Afghanistan, and throughout Africa. As part of his research, he has interviewed members of Al-Qaeda, Hezbollah, and the Taliban. He is the author of Children of Jihad, One Hundred Days of Silence, and is currently coauthoring a book about technology and international relations with Google Chairman, Eric Schmidt, to be published by Knopf next year. He is also co-author with Eric Schmidt of The Digital Disruption: Connectivity and the Diffusion of Power, which appeared in Foreign Affairs just a few months before the Arab Spring. Among his additional publications are Diverting the Radicalization Track (Policy Review), Iran’s De Facto Opposition: Youth in Post-revolutionary Iran (SAIS Review), and Passive Revolution: Is Political Resistance Dead or Alive in Iran (Hoover Digest). In 2011, Vanity Fair named Mr. Cohen as a member of the “Next Establishment,” The Washington Post and Harvard’s Kennedy School of Government named him one of six “Top American Leaders,” and Foreign Policy listed him as one of the “Top 100 Global Thinkers.” In May 2013, Time Magazine added Mr. Cohen to their annual list of the 100 most influential people in the world. He currently serves as a member of the National Counterterrorism Center’s (NCTC) Director’s Advisory Board. He received his BA from Stanford University and his M.Phil in International Relations from Oxford University.

Indemnification

Section 78.7502 of the Nevada Revised Statutes empowers a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person (1) is not liable for breaching his or her duties as a director or officer of the corporation, where such breach involved intentional misconduct, fraud or a knowing violation of law and (2) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Nevada corporation may indemnify any person against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred in connection with the defense.

According to our Articles of Incorporation, we may indemnify an individual against liability incurred in a proceeding where the individual was made a party to a proceeding because the person is or was a director or officer and if: (1) the individual’s conduct was in good faith; (2) the individual reasonably believed that the conduct was in, or not opposed to, the corporation’s best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, we may not indemnify a director or officer in connection with: (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (2) the payment distributions in violation of Section 78.300 of the Nevada Revised Statutes.

Pursuant to our Bylaws, we will indemnify and hold harmless any person who was or is made a party or is threatened to be made a party or is involved in a proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers, or any person that is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by Nevada law, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Under our Bylaws, we will only indemnify a person that initiates a proceeding if such proceeding (or part thereof) was authorized by the board of directors. We may, by action of the board of directors, provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

Our Bylaws further require us to pay advance expenses as incurred by an officer or director in connection with proceedings against them for which they may be indemnified; provided, however, that, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding, shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under our Bylaws or otherwise.

According to our Bylaws, if a claim is not paid in full by us within 30 days after a written claim has been received by us, the claimant may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant is entitled to be paid also the expense of prosecuting such claim. Our Bylaws provide for a defense to any such action that the claimant has not met the standards of conduct that make it permissible under Nevada law for us to indemnify the claimant for the amount claimed. We have the burden of proving such defense.

We have entered into indemnification agreements with our directors and certain officers, a form of which has been filed as an exhibit to this Current Report on Form 8-K. Under the terms of the indemnification agreements, we are required to indemnify the directors against specified liabilities arising out of their services to us. The indemnification agreements require us to indemnify each director and officer to the fullest extent permitted by law and to advance certain expenses incurred by such director or officer. The indemnification agreements provide limitations on the directors’ and officers’ rights to indemnification in certain circumstances.

In addition, we have obtained directors’ and officers’ insurance that covers our directors and officers for specific liabilities, including for coverage for public securities matters.

Executive Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the past two fiscal years awarded to, earned by or paid to each of the following individuals by the Registrant. Salary and other compensation for these officers, employees and former officers are set by our board of directors, except for employee compensation that is set by our officers.

Name	Year	Salary ($) (Note 1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (Note 2)	Non-Equity Incentive Plan Compen- sation ($)	Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation	Total ($)

Kevin D. Maloney, MBA	2013	$201,829	—	—	$362,076	—	—	—	$563,905
	2012	$198,400	—	—	—	—	—	—	$198,400

Gregory L. Hrncir, Esq	2013	$180,500	—	—	$338,810	—	—	—	$519,310
	2012	$183,000	—	—	—	—	—	—	$183,000

R. Douglas Carpenter, Ph.D.	2013	$117,000	—	—	$57,088	—	—	—	$174,088
	2012	$154,000	—	—	—	—	—	—	$154,000

Note 1. These amounts include the amounts previously accrued but paid immediately prior to the close of the Merger.

Note 2. These option awards were valued at fair market value.

Employment Agreements and Compensation Arrangements

We have entered into employment agreements with the following members of our management team, Kevin D. Maloney, Gregory L. Hrncir, R. Douglas Carpenter, Ph.D., and Tom M. Candelaria. The employment agreements for Messrs. Maloney and Hrncir expire on June 30, 2017 and March 31, 2017, respectively, provide for annual salaries of $225,000 and $180,000, respectively, and provide for annual bonuses at the discretion of the board of directors. The employment agreements for Messrs. Carpenter and Candelaria expire on December 31, 2016 and September 30, 2016, respectively, and provide for annual compensation of $144,000 and $120,000, respectively. Mr. Carpenter is entitled to annual bonuses at the discretion of the board of directors. Mr. Candelaria is entitled to cash bonuses based upon the revenues realized by us from the placement of our nano-iron catalysts at commercial ammonia plants in China and elsewhere directly resulting from the efforts of Mr. Candelaria. Each of these employment agreements may be terminated for cause, subject to a 30-day right to cure. In the event of termination for convenience by us, we will be obligated to pay the greater of one year of the then existing salary or the remaining term under the respective employment agreement.

Up to the period ended May 31, 2013, we accrued compensation of approximately $1.0 million payable to a total of nine persons. The accrued compensation has been paid through (1) $293,992 in cash, collectively, from the proceeds of our most recent private placement to the nine persons, and (2) the issuance of options to purchase 560,541 shares of our common stock effective June 3, 2013, at an exercise price of $1.30 per share for a period of ten years. In addition to the foregoing, accrued compensation payable to two former employees in the collective amount of $192,500 remains outstanding. We are carrying this liability on our balance sheet at full value. We are presently engaged in litigation with one of the two former employees.

Director Compensation

Prior to the Merger, our directors did not receive regular compensation for their services as directors; however, our directors did receive compensation in the form of cash, options and warrants from time to time. Upon consummation of the Merger, our directors will receive the following compensation:

•	An annual retainer of $24,000 to each of our non-employee directors for service on our board of directors;

•	An annual payment of an additional $16,000 to the chair of our audit committee, who is a non-employee director;

•	An annual payment of $6,000 to the chair of our lead director, who is a non-employee director;

•	An annual payment of $6,000 to the chair of our compensation committee, who is a non-employee director;

•	An annual payment of $6,000 to the chair of our nominating and governance committee, who is a non-employee director;

•	An annual stock option grant for the purchase of 40,000 shares of our common stock vesting on the one year anniversary of the date of the grant to any newly elected director;

•	An annual stock option grant for the purchase of 40,000 shares of our common stock vesting on the one year anniversary of the date of grant to any director continuing his or her service on the board of directors; and

•	An annual stock option grant for the purchase of 10,000 shares of our common stock vesting on the one year anniversary of the date of grant to our lead director and to the chair of our audit committee, our nominating and governance committee and our compensation committee.

Compensation Committee Interlocks and Insider Participation

As a smaller reporting company, the Registrant is not required to provide this disclosure.

Certain Relationships And Related Transactions

Kevin D. Maloney, our Chairman, President and Chief Executive Officer, is the step-son of Marc H. Goroff, Ph.D., a member of our board of directors. Other than this relationship, there are no other familial or related party relationships or transactions between the Registrant and our officers, directors or advisory board members.

As of the consummation of the Merger, our board of directors adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this “Certain Relationships and Related Transactions” section occurred prior to the adoption of this policy.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership of our common stock as of May 31, 2014 by (1) all of our directors and executive officers, individually, (2) all of our directors and executive officers, as a group, and (3) all persons who beneficially own more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 17,177,066 shares of QSI common stock issued and outstanding immediately prior to the Merger and 21,377,066 shares of the Registrant's common stock issued and outstanding immediately after the Merger, where the former amount includes 1,267,000 shares of common stock issued by QSI pursuant to a private placement that closed immediately prior to the Merger and 5,447,194 shares of common stock issued upon conversion of all outstanding convertible debt of QSI immediately prior to the Merger and where the latter amount includes 4,200,000 shares of the Registrant’s common stock issued and outstanding immediately prior to the Merger. “Beneficial ownership” means more than ownership in the usual sense as set forth under the rules of the Exchange Act. For example, a person has beneficial ownership of a share not only if the person owns it in the usual sense, but also if the person has the power to vote, sell or otherwise dispose of the share.

Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of May 31, 2014 pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. Unless otherwise noted, the address of the following persons listed below is c/o QuantumSphere, Inc., 2905 Tech Center Dr., Santa Ana, CA 92705.

Name of Director or	Prior to the Merger		Following the Merger
Executive Officer	Shares	%	Shares	%
Kevin D. Maloney [1]	2,145,921	11.29%	2,177,865	9.37%
R. Douglas Carpenter [2]	694,450	3.94%	700,700	3.21%
Gregory L. Hrncir [3]	1,202,290	6.56%	1,234,234	5.47%
Stephen C. Gillings [4]	124,822	0.72%	125,655	0.58%
Thomas Candelaria [5]	309,273	1.77%	311,112	1.43%
Sangkeun Park [6]	182,789	1.06%	182,789	0.85%
Vito Canuso, Esq. [7]	152,684	0.89%	152,684	0.71%
Richard J. Berman [8]	130,000	0.75%	130,000	0.60%
Marc H. Goroff, Ph.D. [9]	590,206	3.37%	590,206	2.72%
Steven Myers [10]	1,325,627	7.44%	1,325,627	6.02%
Francis C. Poli [11]	1,500,896	8.40%	1,500,896	6.80%
Robert S. Venable [12]	315,000	1.80%	315,000	1.45%
Jeffery W. Palmer [13]	863,334	4.94%	863,334	3.98%
Directors and executive officers as a group [14] (13 persons)	9,537,292	40.62%	9,610,102	34.72%

Name of 5% Holder
Michael C. Robert [15]	2,913,372	15.85%	2,913,372	12.90%
Bricoleur Entities [16]	1,168,038	6.60%	1,168,038	5.33%
LB2, LLC [17]	948,934	5.52%	948,934	4.44%
OM Group, Inc. [18]	923,077	5.28%	923,077	4.26%

1 The shares beneficially owned by Mr. Maloney consist of 319,889 shares of common stock, options to purchase 1,707,976 shares of common stock (of which, 1,367,695 shares are vested), and warrants to purchase 500,000 shares of common stock (of which, 458,337 shares are vested). Although Mr. Maloney is the stepson of Dr. Goroff, Mr. Maloney disclaims any ownership of the shares beneficially owned by Dr. Goroff.

2 The shares beneficially owned by Mr. Carpenter consist of 261,906 shares of common stock and options to purchase 506,152 shares of common stock (of which, 432,554 shares are vested).

3 The shares beneficially owned by Mr. Hrncir are held in the name of the Hrncir Family Trust or individually and collectively consist of 51,510 shares of common stock, options to purchase 1,032,724 shares of common stock (of which, 692,443 shares are vested), and warrants to purchase and warrants to purchase 500,000 shares of common stock (of which, 458,337 shares are vested).

4 The shares beneficially owned by Mr. Gillings consist of options to purchase 150,000 shares of common stock (of which, 120,822 shares are vested) and warrants to purchase and warrants to purchase 4,000 shares of common stock (of which, all shares are vested).

5 The shares beneficially owned by Mr. Candelaria consist of options to purchase 200,000 shares of common stock (of which, 59,273 shares are vested) and warrants to purchase and warrants to purchase 500,000 shares of common stock (of which, 250,000 shares are vested).

7 The shares beneficially owned by Mr. Park consist of options to purchase 182,789 shares of common stock (of which, 121,667 shares are vested).

8 The shares beneficially owned by Mr. Canuso consist of 26,300 shares of common stock and options to purchase 183,079 shares of common stock (of which, 181,690 shares are vested).

8 The shares beneficially owned by Mr. Berman consist of options to purchase 80,000 shares of common stock (of which, all shares are vested) and warrants to purchase and warrants to purchase 50,000 shares of common stock (of which all shares are vested).

9 The shares beneficially owned by Dr. Goroff are held in the name of the Goroff Family Trust and consist 262,206 shares of common stock, options to purchase 278,000 shares of common stock (of which, all shares are vested), and warrants to purchase and warrants to purchase 50,000 shares of common stock (of which, all shares are vested).

10 The shares beneficially owned by Mr. Myers are held in Dolphin Capital Holdings, Inc., in the Steven S. Myers Revocable Trust or individually and collectively consist of 689,613 shares of common stock, options to purchase 80,000 shares of common stock (of which, all shares are vested), and warrants to purchase and warrants to purchase 556,014 shares of common stock (of which, all shares are vested).

11 The shares beneficially owned by Mr. Poli consist of 809,563 shares of common stock, options to purchase 258,000 shares of common stock (of which, all shares are vested), and warrants to purchase and warrants to purchase 433,333 shares of common stock (of which, all shares are vested).

12 The shares beneficially owned by Mr. Venable consist of options to purchase 265,000 shares of common stock (of which, all shares are vested), and warrants to purchase 50,000 shares of common stock (of which, all shares are vested).

13 The shares beneficially owned by Mr. Palmer consist of 575,556 shares of common stock and warrants to purchase 287,778 shares of common stock (of which, all shares are vested).

14 Represents the collective beneficial ownership of Messrs. Maloney, Carpenter, Hrncir, Gillings, Candelaria, Park, Canuso, Berman, Goroff, Myers, Poli, Venable, and Palmer.

15 The shares beneficially owned by Mr. Robert consist of 1,717,877 shares of common stock and warrants to purchase 1,195,495 shares of common stock (of which, all shares are vested). The registered address of Mr. Robert is 4831 Mt. Longs Dr., San Diego, CA 92117.

16 The shares beneficially owned by the Bricoleur Entities (comprised of Bric 6, L.P., Bric Offshore, L.P., Bricoleur Enhanced, L.P., and Bricoleur Partners, L.P.), consist of 654,536 shares of common stock and warrants to purchase 513,502 shares of common stock (of which, all shares are vested). The registered address of these entities is P.O. Box 675586, Rancho Santa Fe, CA 92067.

17 The shares beneficially owned by LB2, LLC consists of 948,934 shares of common stock. The registered address of LB2, LLC is 2560 E. Chapman, #173, Orange, CA 92869.

18 The shares beneficially owned by the OM Group, Inc. (NYSE:OMG) consist of 615,385 shares of common stock and warrants to purchase 307,692 shares of common stock (of which, all shares are vested). The registered address of OM Group, Inc. is 127 Public Square, 1500 Key Tower, Cleveland, OH 44114.

Item 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION or Bylaws; Change in Fiscal Year.

On April 25, 2014, the Registrant filed Articles of Merger with the Nevada Secretary of State for the purposes of effecting a short-form merger of QuantumSphere, Inc., a California corporation and wholly-owned subsidiary of the Registrant, with and into the Registrant. The merger of the Registrant with its wholly-owned subsidiary is referred to as a short-form merger and did not require the approval of the Registrant’s stockholders. As part of the Articles of Merger, the Registrant amended its Articles of Incorporation to changes its name from “Way Cool Imports, Inc.” to “QuantumSphere, Inc.” The Articles of Merger were effective upon filing.

A copy of the Articles of Merger is filed herewith as Exhibit 3.3 and incorporated herein by reference. The foregoing description of the Articles of Merger does not purport to be complete and is qualified in its entirety by reference to the full text of such document filed as Exhibits 3.3 hereto.

Item 5.06 Change in Shell Company Status

The information set forth in Item 2.01 and Item 3.02 and Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 5.06 in its entirety by reference.

ITEM 8.01 Other Events

As a result of the Merger, the Registrant has moved its principal executive offices to 2905 Tech Center Drive, Santa Ana, CA 92705.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired. The following information is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated herein by reference:

•	Audited Financial Statements of QuantumSphere, Inc. for the years ended December 31, 2013 and 2012; and

•	Condensed Financial Statements of QuantumSphere, Inc. for the Three Months Ended March 31, 2014 and 2013 (Unaudited).

(b)	Unaudited Pro Forma Financial Information. The following information is attached hereto as Exhibit 99.3 and incorporated herein by reference:

•	Pro Forma Combined Balance Sheet as of December 31, 2013;

•	Pro Forma Combined Statement of Operations for the Year ended December 31, 2013;

•	Pro Forma Combined Balance Sheet as of December 31, 2012; and

•	Pro Forma Combined Statement of Operations for the Year ended December 31, 2012.

(c)	Shell Company Transactions.

•	The information provided pursuant to Item 9.01(a) and 9.01(b) of this Current Report on Form 8-K is incorporated into this Item 9.01(c) in its entirety by reference.

(d)	Exhibits.

•	See Exhibit Index herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUMSPHERE, INC.
(formerly known as Way Cool Imports, Inc.)

Date: June 16, 2014	By:	/s/ Kevin D. Maloney
Kevin D. Maloney
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated November 15, 2013, filed herewith.

2.2	Amended and Restated Agreement and Plan of Merger dated April 22, 2014, filed herewith.

3.1	Articles of Incorporation, as filed with the Nevada Secretary of State on December 1, 2005. (3)

3.2	Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on June 7, 2011, filed herewith.

3.3	Bylaws. (3)

3.4	Amended and Restated Bylaws dated April 22, 2014. (2)

3.5	Articles of Merger dated April 25, 2014, as filed with the Nevada Secretary of State on April 25, 2014. (2)

10.1	Form of Convertible Promissory Note. (2)

10.2	Form of Amended & Restated Convertible Promissory Note. (2)

10.3	Form of 15% Secured Convertible Promissory Note. (2)

10.4	Form of Warrant Agreement. (2)

10.5	Form of Registration Rights Agreement. (2)

10.6	Standard Industrial/Commercial Single Tenant Lease Agreement dated February 20, 2014 by and between Winchester Equity Group, LLC, and QuantumSphere, Inc. (2)

10.7	Form of Executive Employment Agreement. (2)

10.8	Form of Indemnification Agreement. (2)

10.9	2014 Equity Incentive Plan. (2)

10.10	Form of 2014 Equity Incentive Plan Award Agreement. (2)

10.11	Form of Consulting Agreement. (2)

10.12	Executive Employment Agreement dated March 17, 2014 by and between QuantumSphere, Inc. and Kevin D. Maloney, filed herewith.

10.13	Executive Employment Agreement dated March 17, 2014 by and between QuantumSphere, Inc. and R. Douglas Carpenter, filed herewith.

10.14	Executive Employment Agreement dated March 17, 2014 by and between QuantumSphere, Inc. and Gregory L. Hrncir, filed herewith.

10.15	Executive Employment Agreement dated March 17, 2014 by and between QuantumSphere, Inc. and Tom Candelaria, filed herewith.

10.16	Agency Agreement dated April 8, 2013 by and between QuantumSphere, Inc. and Beijing LuckyStar Co. Ltd., filed herewith.

10.17	Addendum No. 1 to Agency Agreement dated December 23, 2013 by and between QuantumSphere, Inc. and Beijing LuckyStar Co. Ltd., filed herewith.

Exhibit Number	Description

10.18	Raw Material Supply Agreement by and between QuantumSphere, Inc. and Freeport Cobalt Americas LLC, filed herewith.

10.19	Strategic Alliance Agreement by and between QuantumSphere, Inc. and Freeport Cobalt Americas LLC, filed herewith.

16.1	Letter from HJ & Associates, L.L.C. to the Securities and Exchange Commission dated April 28, 2014. (2)

99.1	Audited Financial Statements of QuantumSphere, Inc. for the years ended December 31, 2013 and 2012, filed herewith.

99.2	Condensed Financial Statements of QuantumSphere, Inc. for the Three Months Ended March 31, 2014 and 2013 (Unaudited), filed herewith.

99.3	Unaudited Pro Forma Combined Financial Information with respect to QuantumSphere, Inc., a Nevada corporation formerly known as Way Cool Imports, Inc., and QuantumSphere, Inc., a California corporation, filed herewith.

(1)	Previously filed with the Registrant’s Form 8-K filed on November 20, 2013.

(2)	Previously filed with the Registrant’s Form 8-K filed on April 28, 2014.

(3)	Previously filed with the Registrant’s Form 10SB12G filed on March 23, 2010.

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